--------------------------------------------------------------------------------


       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 2002
                                              COMMISSION   FILE  NO.:  333-55874
--------------------------------------------------------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              ---------------------


                  PRE-EFFECTIVE AMENDMENT NO. 3 TO FORM S-2 ON
                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              ---------------------

                        IMAGING TECHNOLOGIES CORPORATION
             (Exact Name of Registrant As Specified In Its Charter)

       Delaware                     5045                      33-0021693
(State of Incorporation) (Primary Standard Industrial  IRS Employer I.D. Number)
                          Classification Code Number)

                             15175 INNOVATION DRIVE
                           SAN DIEGO, CALIFORNIA 92128
                                 (858) 613-1300
                              ---------------------
               (Address, including zip code and telephone number,
                  including area code of registrant's principal
                               executive offices)

                      BRIAN BONAR, CHIEF EXECUTIVE OFFICER
                        IMAGING TECHNOLOGIES CORPORATION
                             15175 INNOVATION DRIVE
                           SAN DIEGO, CALIFORNIA 92128
                                 (858) 613-1300

            (Name, address and telephone number of Agent for Service)

                                    Copy to:
                          CHRISTOPHER S. AUGUSTE, ESQ.
                      JENKENS & GILCHRIST PARKER CHAPIN LLP
                         405 LEXINGTON AVENUE, 9TH FLOOR
                            NEW YORK, NEW YORK 10174
                               TEL: (212) 704-6000
                               FAX: (212) 704-6288

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time, at the discretion of the selling shareholders after the effective date of this Registration Statement.

If any of the  securities  being  registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
    TITLE OF EACH CLASS OF         AMOUNT TO BE     PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
  SECURITIES TO BE REGISTERED       REGISTERED       PRICE PER SHARE (1) (2)        OFFERING PRICE (1)        REGISTRATION FEE (4)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock,  par value $0.005  115,000,000 shares             $.0125                     $1,437,500                $132.25
per share....................
==================================================================================================================================

(1)  Estimated   solely  for  the  purpose  of  computing   the  amount  of  the
     registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(2) Estimate based on the average of the high and low prices of the Registrant's common stock as reported by the OTC Bulletin Board on April 30, 2002 pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

(3) This Registration Statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of the Registrant's outstanding shares of common stock.

(4) $816.20 was paid on February 20, 2001 for 22,000,000 shares to be registered. $65.25 was paid on May 1, 2001 for an additional 3,000,000 shares that were registered. No additional registration fee was required for the additional 20,000,000 shares registered herein on September 9, 2001 as the Registrant withdrew a Form S-2 Registration Statement on August 28, 2001 and paid a registration fee in connection therewith in an amount of $586.00 with a proposed maximum offering price per share of $.1172. $132.25 is the amount of the registration fee required to be paid in connection with the additional 70,000,000 shares registered herein for a total of 115,000,000 shares.



WE WILL AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY WHICH MAY DELAY ITS EFFECTIVE DATE UNTIL WE FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING ACCORDING TO SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                    SUBJECT TO COMPLETION, DATED MAY __, 2002


                                   PROSPECTUS

                        IMAGING TECHNOLOGIES CORPORATION


                       115,000,000 SHARES OF COMMON STOCK


o The shares of common stock offered by this prospectus are being sold by the stockholders listed in the section of this prospectus called "Selling Security Holders". We will not receive any proceeds from the sale of these shares.

o       Our common  stock is traded on the OTC  Bulletin  Board under the symbol
        "ITEC".


o On April 30, 2002, the closing price of our common stock on the OTC Bulletin Board was $.012.



         THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

               --------------------------------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               --------------------------------------------------





                   The date of this prospectus is May __, 2002

                                TABLE OF CONTENTS

Forward-Looking Statements...............................................................................1

Prospectus Summary.......................................................................................1

The Offering.............................................................................................3

Risk Factors.............................................................................................4

Use of Proceeds.........................................................................................12

Selling Security Holders................................................................................12

Plan of Distribution....................................................................................15

Description of Securities...............................................................................17

Information With Respect to the Registrant..............................................................17


Description of Business.................................................................................17

Description of Property.................................................................................20

Legal Proceedings.......................................................................................21

Market for Registrant's Common Equity and Related Stockholder Matters...................................21

Financial Statements for the Period Ending December 31, 2001............................................23

Notes to Financial Statements for the Period Ending December 31, 2001...................................30

Management's Discussion & Analysis of Financial Condition and Results of Operations
         for the Period Ending December 31, 2001........................................................34

Financial Statements for the Period Ending June 30, 2001................................................37

Notes to Financial Statements for the Period Ending June 30, 2001.......................................42

Selected Financial Data for the Period Ending June 30, 2001.............................................59

Management's Discussion & Analysis of Financial Condition and Results of Operations
         for the Period Ending June 30, 2001............................................................60

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure....................63

Quantitative and Qualitative Disclosures about Market Risk..............................................63

Directors and Executive Officers........................................................................63






                           TABLE OF CONTENTS (CONT'D)

Executive Compensation..................................................................................64

Security Ownership of Certain Beneficial Owners and Management..........................................66

Certain Relationships and Related Transactions..........................................................67

Where You Can Find More Information.....................................................................67

Disclosure of Commission Position on Indemnification for Securities and Liabilities.....................67

Experts  ...............................................................................................67

Legal Opinions..........................................................................................67


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains some forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements can generally be identified by the use of forward-looking words like "may," "will," "expect," "anticipate," "intend," "estimate," "continue," "believe" or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed under the heading "Risk Factors" and in other cautionary statements in this prospectus.

                               PROSPECTUS SUMMARY


         This summary highlights information in this document. You should carefully review the more detailed information and financial statements included in this document. The summary is not complete and may not contain all of the information you may need to consider before investing in our common stock. We urge you to carefully read this document, including the "Risk Factors" and the financial statements and their accompanying notes.

THE COMPANY

         We  distribute   high-quality   digital  imaging  solutions  and  color
management software products for use in graphics, publishing, digital photography, and other business and technical markets. We sell a range of printer and imaging products for use in graphics and publishing, digital photography, and other niche business and technical markets. In the 1980's, we began the development of core technologies related to the design and development of controllers for non-impact printers and multifunction peripheral devices, such as copiers, scanners, and facsimile machines. However, we have suspended the development and manufacture of its own, branded printers and controllers.

         During the past few years, we have expanded our product offerings to software to improve the accuracy of color reproduction. Our ColorBlind(R) color management software is a suite of applications, utilities and tools designed to create, edit, and apply industry standard International Color Consortium ("ICC") profiles that produce accurate color rendering across a wide range of peripheral devices.

         In order to capitalize on its existing systems integration expertise, we have begun to provide more services to help with tasks that have negatively impacted the business operations of our exiting and potential customers. To this end, we have begun to pursue strategic acquisitions in personnel and employment practice management. We believe that there is considerable synergy between providing office systems solutions with administrative services.

         We provide comprehensive personnel management services through our wholly-owned SourceOne and EnStructure subsidiaries. Each of these subsidiaries is a professional employer organization ("PEO") that provides benefits and payroll administration, health and workers' compensation insurance programs, personnel records management and employer liability management.

         Our wholly-owned direct and indirect subsidiaries include SourceOne, Inc., a Delaware corporation, EnStructure, Inc., a Nevada corporation, EduAdvantage.com, Inc., a Delaware corporation, DealSeekers.com, Inc., a Delaware corporation, Personal Computer Products, Inc., a California corporation, NewGen Imaging Systems, Inc., a California corporation, Prima Inc., a California corporation, Color Solutions, Inc., a California corporation, McMican Corporation, a California corporation, ITEC Europe, Ltd., a company registered under the laws of the United Kingdom and Advanced Matrix Technology Accel UK Ltd., a company registered under the laws of the United Kingdom. EduAdvantage.com, Inc., Personal Computer Products, Inc., NewGen Imaging Systems, Inc., Prima, Inc., McMican Corporation, ITEC Europe, Ltd., and Advanced Matrix Technology Accel UK, Ltd. are currently inactive.

         In November of 2000, we entered into an agreement to acquire a majority interest in Quality Photographic Imaging (formerly known as Quick Pix, Inc.), a Nevada corporation that is primarily engaged in the business of offering services to produce final color visuals. This transaction remains pending as it is subject to the approval of Quality Photographic Imaging's shareholders. However, the management of Quality Photographic Imaging has announced its intention to withdraw its recommendation to its shareholders that they approve our acquisition of a majority interest in their company. Effective December 1, 2000, we acquired all of the outstanding shares of Eduadvantage.com., a California corporation that is primarily engaged in an internet-based business. In December of 2000, we also signed a definitive agreement to purchase 75% of the stock of Pen Interconnect, Inc. However, in February of 2001, we terminated the transaction and retained a $75,000 convertible note which is convertible into common stock of Pen Interconnect, Inc. On November 12, 2001, we acquired all of the outstanding shares of SourceOne, Inc. from Neotactix, Inc. for $750,000. We paid $250,000 in cash at closing. $200,000 of these funds were provided by outside investors in the form of a promissory note convertible into shares of our common stock, the number of which will be determined by a formula applied to the market price of the shares at the time that the promissory note is converted. The balance is payable in cash or stock on a quarterly payment schedule beginning in April 2002. On March 11, 2002, we acquired all of the outstanding shares of EnStructure, Inc. for $250,000, payable in shares of our common stock, subject to certain performance provisions related to future revenues.


         We were incorporated in March, 1982 under the laws of the State of California, and reincorporated in May, 1983 under the laws of the State of Delaware. Our principal executive offices are located at 15175 Innovation Drive, San Diego, California 92128. Our main phone number is (858) 613-1300.

         PCPI, NewGen, ColorBlind, LaserImage, ColorImage, ImageScript and ImageFont are trademarks of ours. This Prospectus also includes names and trademarks of companies other than us.

GOING CONCERN CONSIDERATIONS


         At December 31, 2001, and for the three months then ended, we had a net loss, negative working capital and a decline in net worth, which raises substantial doubt about our ability to continue as a going concern. Our losses have resulted primarily from an inability to achieve product sales and contract revenue targets due to insufficient working capital. Our ability to continue operations will depend on positive cash flow, if any, from future operations and on our ability to raise additional funds through equity or debt financing. We have reduced and/or discontinued some of our operations and, if we are unable to raise or obtain needed funding, we may be forced to discontinue operations. At December 31, 2001, our net loss was $1,854,000, our negative working capital was $19,699,000 and our decrease in net worth was $1,363,000. Specific steps that we have taken to address these problems include obtaining working capital through the issuance and sale of the convertible debenture, of which this registration statement relates, reduction in overhead costs through such actions as a recent reduction in our work force, the restructuring of our lease to reduce rent payments, transferring some parts production offshore and rebuilding our distribution channels.

         Furthermore, we plan to overcome the circumstances that impact our ability to remain a going concern through a combination of increased revenues and decreased costs with interim cash flow deficiencies being addressed through additional equity financing. Since the removal of the operational receiver, we have been able to re-establish relationships with some of our past customers and distributors and establish relationships with new customers. These actions have increased revenues as reflected in our recent quarterly reports. At the same time, we have been able to reduce our costs by reducing our number of employees and terminating unprofitable operations, such as the design and fabrication of controller boards as an OEM supplier to other computer printer manufacturers, which had greatly diminished revenues over the past three years. We commenced a program to reduce our debt, which we will address more aggressively in the third and fourth quarters of our current fiscal year, partially through debt-to-equity conversions. Finally, we continue to pursue the acquisition of business units that will be consistent with these measures. We anticipate that all of these initiatives will be carried out throughout the fiscal year ending June 30, 2002.

THE OFFERING

         CONVERTIBLE NOTE PURCHASE AGREEMENT DATED DECEMBER 12, 2000

         We entered into a convertible note purchase agreement on December 12, 2000 with Amro International, S.A., Balmore Funds, S.A. and Celeste Trust Reg. Pursuant to this agreement, we sold to each of the purchasers convertible promissory notes in the aggregate principal amount of $850,000 bearing interest at the rate of eight percent (8%) per annum, due December 12, 2003, each convertible into shares of our common stock. Interest shall be payable, at the option of the purchasers, in cash or shares of our common stock. Each note is convertible into such number of shares of our common stock as is determined by dividing (a) that portion of the outstanding principal balance of the note by
(b) the conversion price. The conversion price equals the lesser of (x) $.059 and (y) 70% of the average of the 3 lowest closing bid prices during the 30 trading days prior to the conversion date. See the section entitled "Selling Security Holders" for examples of how this formula works at various prices and the dilutive effect on our stockholders.

         Additionally, we issued a warrant to each of the purchasers to purchase an aggregate of 19,000,000 shares of our common stock at an exercise price equal to $.0887 per share. The purchasers may exercise the warrants through December 12, 2005. Shares issuable upon exercise of any of the warrants by the purchasers are not being registered under the registration statement of which this prospectus is a part and may not be resold to the public through this prospectus.

         Amro International, S.A., Balmore Funds, S.A. and Celeste Trust Reg. are "underwriters" within the meaning of the Securities Act in connection with their resale of shares of our common stock under this prospectus.

         CONVERTIBLE NOTE PURCHASE AGREEMENT DATED JULY 26, 2001

         We entered into a convertible note purchase agreement on July 26, 2001 with Balmore Funds, S.A. Pursuant to this agreement, we sold to Balmore a convertible promissory note in the aggregate principal amount of $1,000,000 bearing interest at the rate of eight percent (8%) per annum, due July 26, 2004, convertible into shares of our common stock. Interest shall be payable, at the option of Balmore, in cash or shares of our common stock. The note is convertible into such number of shares of our common stock as is determined by dividing (a) that portion of the outstanding principal balance of the note by
(b) the conversion price. The conversion price equals the lesser of (x) $.065 and (y) 70% of the average of the 3 lowest closing bid prices during the 30 trading days prior to the conversion date. See the section entitled "Selling Security Holders" for examples of how this formula works at various prices and the dilutive effect on our stockholders.

         Additionally, we issued a warrant to Balmore to purchase 15,384,615 shares of our common stock at an exercise price equal to $.065 per share. Balmore may exercise the warrant through July 26, 2006. Shares issuable upon exercise of the warrant by Balmore are not being registered under the registration statement of which this prospectus is a part and may not be resold to the public through this prospectus.

         Balmore Funds, S.A. is an "underwriter" within the meaning of the Securities Act in connection with its resale of shares of our common stock under this prospectus.


         AGREEMENT WITH ARTIFEX SOFTWARE, INC.

         On October 25, 2000, we entered into a second OEM amendment with Artifex Software, Inc. on October 25, 2000. Pursuant to this agreement, we agreed to issue to Artifex 1,200,000 shares of our common stock as a one-time license fee for the distribution of Artifex's products.

SECURITIES OFFERED BY SELLING SECURITY HOLDERS


         COMMON STOCK(1), (3)                                 115,000,000

EQUITY SECURITIES OUTSTANDING2

         COMMON STOCK                                         349,032,249(2)
         PREFERRED STOCK                                            420.5
         WARRANTS                                             149,330,798(4)
         OPTIONS                                                  682,185(4)
----------

(1) 1,200,000 shares of common stock being registered and included in this prospectus is in connection with the agreement with Artifex Software, Inc. According to the terms of the convertible note purchase agreements between the various investors and us, the remaining shares of common stock being registered and included in this prospectus is such number of shares of common stock needed to effect conversion of all of the notes as of April 29, 2002 under the convertible note purchase agreements.

(2)      The total number of equity shares outstanding as of April 29, 2002.


(3) The total number of shares of common stock does not include shares of common stock issuable upon the exercise of warrants associated with series D convertible preferred stock and series E convertible preferred stock.

(4) The warrants were issued to employees, consultants and private placement investors. The exercise prices of the warrants range from $.01 to $6.25. The options were issued in connection with our stock option plans and/or in connection with some of our employment agreements. The exercise prices of the options range from $.35 to $8.45 per share.

                                  RISK FACTORS

         AN INVESTMENT IN SHARES OF ITEC COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING ANY ITEC SHARES.

         EXCEPT FOR HISTORICAL INFORMATION, THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN OUR SEC REPORTS ARE "FORWARD-LOOKING" STATEMENTS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED OR IMPLIED IN SUCH
FORWARD-LOOKING STATEMENTS. THE RISKS DESCRIBED BELOW ADDRESS SOME OF THE FACTORS THAT MAY AFFECT OUR FUTURE OPERATING RESULTS AND FINANCIAL PERFORMANCE.

IF WE ARE UNABLE TO SECURE FUTURE CAPITAL, WE WILL BE UNABLE TO CONTINUE OUR OPERATIONS.

         If we are unable to secure future capital, we will be unable to continue our operations. Our business has not been profitable in the past and it may not be profitable in the future. We may incur losses on a quarterly or annual basis for a number of reasons, some within and others outside our control. See "Potential Fluctuation in Our Quarterly Performance." The growth of our business will require the commitment of substantial capital resources. If funds are not available from operations, we will need additional funds. We may seek such additional funding through public and private financing, including debt or equity financing. Adequate funds for these purposes, whether through financial markets or from other sources, may not be available when we need them. Even if funds are available, the terms under which the funds are available to us may not be acceptable to us. Insufficient funds may require us to delay, reduce or eliminate some or all of our planned activities.

IF OUR QUARTERLY PERFORMANCE CONTINUES TO FLUCTUATE, IT MAY HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

         Our quarterly operating results can fluctuate significantly depending on a number of factors, any one of which could have a negative impact on our results of operations. The factors include:

o the timing of product announcements and subsequent introductions of new or enhanced products by us and by our competitors,


o        the availability and cost of inventory,


o        the timing and mix of shipments of our products,

o        the market acceptance of our new products,


o our ability to retain our existing PEO customers and to recruit new PEO customers,


o        seasonality,

o        currency fluctuations,

o        changes in our prices and in our competitors' prices,


o        the timing of expenditures for staffing and related support costs,


o        the extent and success of advertising,

o        research and development expenditures, and

o        changes in general economic conditions.


         We may experience significant quarterly fluctuations in revenues and operating expenses as we introduce new products. In addition, our inventory purchases and spending levels are based upon our forecast of future demand for our products. Accordingly, any inaccuracy in our forecasts could adversely affect our financial condition and results of operations. Demand for our products could be adversely affected by a slowdown in the overall demand for computer systems, printer products or digitally printed images. Our failure to complete shipments during a quarter could have a material adverse effect on our results of operations for that quarter. Quarterly results are not necessarily indicative of future performance for any particular period. Our PEO business is dependent upon the staffing levels of our clients. Reductions of our clients' staff could have a negative impact on our future financial performance.


SINCE OUR COMPETITORS HAVE GREATER FINANCIAL AND MARKETING RESOURCES THAN WE DO, WE MAY EXPERIENCE A REDUCTION IN MARKET SHARE AND REVENUES.

         The markets for the products we sell are highly competitive and rapidly changing. Some of our current and prospective competitors have significantly greater financial, technical, manufacturing and marketing resources than we do. Our ability to compete in our markets depends on a number of factors, some within and others outside our control. These factors include:

o the frequency and success of product introductions by us and by our competitors,


o the variety of PEO related services offered by us and by our competitors,


o        the selling prices of our products and of our competitors' products,

o        the performance of our products and of our competitors' products,

o        product distribution by us and by our competitors,

o        our marketing ability and the marketing ability of our competitors, and

o        the quality of customer support offered by us and by our competitors.

         A key element of our strategy is to provide competitively priced, quality products. We cannot be certain that our products will continue to be competitively priced. We have reduced prices on certain of our products in the past and will likely continue to do so in the future. Price reductions, if not offset by similar reductions in product costs, will reduce our gross margins and may adversely affect our financial condition and results of operations.


IF WE ARE UNABLE TO OFFER OUR CUSTOMERS NEW PRODUCTS IN A TIMELY MANNER, WE MAY EXPERIENCE A SIGNIFICANT DECLINE IN SALES AND REVENUES, WHICH MAY HURT OUR ABILITY TO CONTINUE OPERATIONS.

         The markets for our products are characterized by rapidly evolving technology, frequent new product introductions and significant price competition. Consequently, short product life cycles and reductions in product selling prices due to competitive pressures over the life of a product are common. Our future success will depend on our ability to continue to offer competitive products and achieve cost reductions for the products we sell. In addition, we monitor new technology developments and coordinate with suppliers, distributors and dealers to enhance our existing products and lower costs. Advances in technology will require increased investment in ColorBlind product development to maintain our market position. If we are unable to develop new, competitive products in a timely manner, our financial condition and results of operations will be adversely affected.

IF THE MARKET'S ACCEPTANCE OF OUR PRODUCTS AND SERVICES CEASES TO GROW, WE MAY NOT GENERATE SUFFICIENT REVENUES TO CONTINUE OUR OPERATIONS.

         The markets for our products are relatively new and are still developing. We believe that there has been growing market acceptance for imaging products, color management software, supplies and PEO services. We cannot be certain, however, that these markets will continue to grow. Other technologies are constantly evolving and improving. We cannot be certain that products based on these other technologies will not have a material adverse effect on the demand for our products and services. If our products are not accepted by the market, we will not generate sufficient revenues to continue our operations.


IF OUR SUPPLIERS CEASE LICENSING THEIR PRODUCTS TO US, WE MAY HAVE TO REDUCE OUR WORK FORCE OR CEASE OPERATIONS.


         At present, many of our products use technology licensed from outside suppliers. We rely heavily on these suppliers for upgrades and support. In the case of our font products, we license the fonts from outside suppliers, who also own the intellectual property rights to the fonts. Our reliance on third-party suppliers involves many risks, including our limited control over potential hardware and software incompatibilities among the products we sell. Furthermore, we cannot be certain that all of the suppliers of products we market will continue to license their products to us, or that these suppliers will not license their products to other companies simultaneously.


IF WE ACQUIRE COMPLEMENTARY BUSINESSES, WE MAY NOT BE ABLE TO EFFECTIVELY INTEGRATE THEM INTO OUR CURRENT OPERATIONS, WHICH WOULD ADVERSELY AFFECT OUR OVERALL FINANCIAL PERFORMANCE.

         In  order to grow  our  business,  we may  acquire  businesses  that we believe are complementary. To successfully implement this strategy, we must identify suitable acquisition candidates, acquire these candidates on acceptable terms, integrate their operations and technology successfully with ours, retain existing customers and maintain the goodwill of the acquired business. We may fail in our efforts to implement one or more of these tasks. Moreover, in pursuing acquisition opportunities, we may compete for acquisition targets with other companies with similar growth strategies. Some of these competitors may be larger and have greater financial and other resources than we do. Competition for these acquisition targets likely could also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition. Our overall financial performance will be materially and adversely affected if we are unable to manage internal or acquisition-based growth effectively.

         Acquisitions involve a number of risks, including:

o        integrating acquired products and technologies in a timely manner;
o        integrating businesses and employees with our business;
o        managing geographically-dispersed operations;
o reductions in our reported operating results from acquisition-related charges and amortization of goodwill;

o potential increases in stock compensation expense and increased compensation expense resulting from newly-hired employees;
o        the diversion of management attention;
o        the assumption of unknown liabilities;
o potential disputes with the sellers of one or more acquired entities; o our inability to maintain customers or goodwill of an acquired business; o the need to divest unwanted assets or products; and o the possible failure to retain key acquired personnel.

         Client satisfaction or performance problems with an acquired business could also have a material adverse effect on our reputation, and any acquired business could significantly under perform relative to our expectations. We are currently facing all of these challenges and our ability to meet them over the long term has not been established. As a result, we cannot be certain that we will be able to integrate acquired businesses, products or technologies successfully or in a timely manner in accordance with our strategic objectives, which could have a material adverse effect on our overall financial performance.

         In addition, if we issue equity securities as consideration for any future acquisitions, existing stockholders will experience ownership dilution and these equity securities may have rights, preferences or privileges superior to those of our common stock. See "Future Capital Needs."

IF OUR VENDORS ARE NOT ABLE TO CONTINUE TO SUPPLY GOODS AND SERVICES AT APPROPRIATE PRICES TO MEET THE PROJECTED MARKET DEMAND FOR OUR PRODUCTS, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE.


         The terms of our supply contracts for good and services are negotiated separately in each instance. Any significant increase in prices or decrease in availability of products we purchase for resale could have a material adverse effect on our business and overall financial performance.


IF WE ARE FOUND TO BE INFRINGING ON A COMPETITOR'S INTELLECTUAL PROPERTY RIGHTS OR IF WE ARE REQUIRED TO DEFEND AGAINST A CLAIM OF INFRINGEMENT, WE MAY BE REQUIRED TO REDESIGN OUR PRODUCTS OR DEFEND A LEGAL ACTION AT SUBSTANTIAL COSTS TO US.


         We currently hold no patents. Our software products are copyrighted. However, copyright protection does not prevent other companies from emulating the features and benefits provided by our software. We protect our software source code as trade secrets and make our proprietary source code available to OEM customers only under limited circumstances and specific security and confidentiality constraints.


         Competitors may assert that we infringe their patent rights. If we fail to establish that we have not violated the asserted rights, we could be prohibited from marketing the products that incorporate the technology and we could be liable for damages. We could also incur substantial costs to redesign our products or to defend any legal action taken against us. We have obtained U.S. registration for several of our trade names or trademarks, including: PCPI, NewGen, ColorBlind, LaserImage, ColorImage, ImageScript and ImageFont. These trade names are used to distinguish our products in the marketplace.


IF OUR FOREIGN ACCOUNTS RECEIVABLE ARE NOT COLLECTIBLE, A NEGATIVE IMPACT ON OUR CONTINUED OPERATIONS AND OVERALL FINANCIAL PERFORMANCE COULD RESULT.


         We conduct business globally.  Accordingly, our future results could be
adversely   affected  by  a  variety  of  uncontrollable  and  changing  factors including:

o        foreign currency exchange fluctuations;
o regulatory, political or economic conditions in a specific country or region;
o        the imposition of governmental controls;
o        export license requirements;
o        restrictions on the export of critical technology;
o        trade restrictions;
o        changes in tariffs;

o        government spending patterns;
o        natural disasters;
o        difficulties in staffing and managing international operations; and
o        difficulties in collecting accounts receivable.

         In addition, the laws of certain countries do not protect our products and intellectual property rights to the same extent as the laws of the United States.


         We intend to pursue international markets as key avenues for growth and to increase the percentage of sales generated in international markets. In our 2001, 2000 and 1999 fiscal years, sales outside the United States represented approximately 22%, 2% and 56% of our net sales, respectively. We expect sales outside the United States to continue to represent a significant portion of our sales. As we continue to expand our international sales and operations, our business and overall financial performance may be adversely affected by the factors stated above.


IF ALL OF THE LAWSUITS CURRENTLY FILED WERE DECIDED AGAINST US AND/OR ALL THE JUDGMENTS CURRENTLY OBTAINED AGAINST US WERE TO BE IMMEDIATELY COLLECTED, WE WOULD HAVE TO CEASE OUR OPERATIONS.

         On or about October 7, 1999, the law firms of Weiss & Yourman and Stull, Stull & Brody made a public announcement that they had filed a lawsuit against us and certain current and past officers and/or directors, alleging violation of federal securities laws during the period of April 21, 1998 through October 9, 1998. On or about November 17, 1999, the lawsuit, filed in the name of Nahid Nazarian Behfarin, on her own behalf and others purported to be similarly situated, was served on us. A motion to dismiss the lawsuit was granted on February 16, 2001 on our behalf and those individual defendants that have been served. However, on or about March 19, 2001, an amended complaint was filed on behalf of Nahid Nazarian Behfarin, Peter Cook, Stephen Domagala and Michael S. Taylor, on behalf of themselves and others similarly situated. On or about March 20, 2001, we once again filed a motion to dismiss the case along with certain other individual defendants. The motion was denied and an answer to the complaint has been filed on behalf of the company and certain individual defendants. We believe these claims are without merit and we intend to vigorously defend against them on our behalf as well as on behalf of the other defendants. The defense of this action has been tendered to our insurance carriers.

         Throughout fiscal 1999, 2000 and 2001, and through the date of this filing, approximately fifty trade creditors have made claims and/or filed actions alleging the failure of us to pay our obligations to them in a total amount exceeding $3 million. These actions are in various stages of litigation, with many resulting in judgments being entered against us. Several of those who have obtained judgments have filed judgment liens on our assets. These claims range in value from less than one thousand dollars to just over one million dollars, with the great majority being less than twenty thousand dollars. Should we be required to pay the full amount demanded in each of these claims and lawsuits, we may have to cease our operations. However, to date, the superior security interest held by Imperial Bank has prevented nearly all of these trade creditors from collecting on their judgments.

IF OUR OPERATIONS CONTINUE TO RESULT IN A NET LOSS, NEGATIVE WORKING CAPITAL AND A DECLINE IN NET WORTH, AND WE ARE UNABLE TO OBTAIN NEEDED FUNDING, WE MAY BE FORCED TO DISCONTINUE OPERATIONS.

         For several recent periods, up through the fiscal quarter ended December 31, 2001, we had a net loss, negative working capital and a decline in net worth which raises substantial doubt about our ability to continue as a going concern. Our losses have resulted primarily from an inability to achieve product sales and contract revenue targets due to insufficient working capital. Our ability to continue operations will depend on positive cash flow, if any, from future operations and on our ability to raise additional funds through equity or debt financing. Although we have reduced our work force and discontinued some of our operations, if we are unable to achieve the necessary product sales or raise or obtain needed funding, we may be forced to discontinue operations.

IF OUR WORLDWIDE DISTRIBUTORS REDUCE OR DISCONTINUE SALES OF OUR PRODUCTS, OUR BUSINESS MAY BE MATERIALLY AND ADVERSELY AFFECTED.

         Our products are marketed and sold through a distribution channel of value added resellers, manufacturers' representatives, retail vendors, and systems integrators. We have a network of dealers and distributors in the United

States and Canada, in the European Community and on the European Continent, as well as a growing number of resellers in Africa, Asia, the Middle East, Latin America, and Australia. We support our worldwide distribution network and end-user customers through centralized distribution and support operations headquartered in San Diego. As of April 19, 2002, we directly employed 14 individuals involved in marketing and sales activities.

         A large percentage of our sales are made through distributors who may carry competing product lines. These distributors could reduce or discontinue sales of our products which could materially and adversely affect us. These independent distributors may not devote the resources necessary to provide effective sales and marketing support of our products. In addition, we are dependent upon the continued viability and financial stability of these distributors, many of which are small organizations with limited capital. These distributors, in turn, are substantially dependent on general economic conditions and other unique factors affecting our markets. We believe that our future growth and success will continue to depend in large part upon our distribution channels. Our business could be materially and adversely affected if our distributors fail to pay amounts to us that exceed reserves we have established.


IF HEALTH INSURANCE PREMIUMS, UNEMPLOYMENT TAXES AND WORKERS' COMPENSATION RATES INCREASE, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE.

         Health insurance premiums, state unemployment taxes and workers' compensation rates are, in part, determined by our claims experience, and comprise a significant portion of our PEO operations' direct costs. We employ risk management procedures in an attempt to control claims incidence and structure our benefits contracts to provide as much cost stability as possible. However, should we experience a large increase in claims activity, the unemployment taxes, health insurance premiums or workers' compensation insurance rates we pay could increase. Our ability to incorporate such increases into service fees to clients is generally constrained by contractual agreements with our clients. Consequently, we could experience a delay before such increases could be reflected in the service fees we charge. As a result, such increases could have a material adverse effect on our financial condition or results of operations.

WE CARRY SUBSTANTIAL LIABILITY FOR WORKSITE EMPLOYEE PAYROLL AND BENEFITS COSTS.

          Under our PEO operations' client service agreements, we become a co-employer of worksite employees and we assume the obligations to pay the salaries, wages and related benefits costs and payroll taxes of such worksite employees. We assume such obligations as a principal, not merely as an agent of the client company. Our obligations include responsibility for (a) payment of the salaries and wages for work performed by worksite employees, regardless of whether the client company makes timely payment to us of the associated service fee; and (2) providing benefits to worksite employees even if the costs incurred by us to provide such benefits exceed the fees paid by the client company. If a client company does not pay us, or if the costs of benefits provided to worksite employees exceed the fees paid by a client company, our ultimate liability for worksite employee payroll and benefits costs could have a material adverse effect on our financial condition or results of operations.

IF CERTAIN FEDERAL, STATE AND LOCAL LAWS RELATED TO LABOR, TAX AND EMPLOYMENT MATTERS ARE CHANGED, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR CONTINUED PEO OPERATIONS AND ON OUR OVERALL FINANCIAL PERFORMANCE.

         By entering into a co-employer relationship with employees assigned to work at client company locations, we assume certain obligations and responsibilities or an employer under these laws. However, many of these laws (such as the Employee Retirement Income Security Act ("ERISA") and federal and state employment tax laws) do not specifically address the obligations and responsibilities of non-traditional employers such as PEOs; and the definition of "employer" under these laws is not uniform. Additionally, some of the states in which we operate have not addressed the PEO relationship for purposes of compliance with applicable state laws governing the employer/employee relationship. If these other federal or state laws are ultimately applied to our PEO relationship with our worksite employees in a manner adverse to us, such an application could have a material adverse effect on our financial condition or results of operations.

         While many states do not explicitly regulate PEOs, twenty-one states have passed laws that have licensing or registration requirements for PEOs, and several other states are considering such regulation. Such laws vary from state to state, but generally provide for monitoring the fiscal responsibility of PEOs and, in some cases, codify and clarify the co-employment relationship for unemployment, workers' compensation and other purposes under state law. There can be no assurance that we will be able to satisfy licensing requirements of other applicable relations for all states. Additionally, there can be no assurance that we will be able to renew our licenses in all states.

         Our client service agreement establishes a contractual division of responsibilities between us and our clients for various personnel management matters, including compliance with and liability under various government regulations. However, because we act as a co-employer, we may be subject to liability for violations of these or other laws despite these contractual provisions, even if we do not participate in such violations. Although our agreement provides that the client is to indemnify us for any liability attributable to the conduct of the client, we may not be able to collect on such a contractual indemnification claim, and thus may be responsible for satisfying such liabilities. Additionally, worksite employees may be deemed to be our agents, subjecting us to liability for the actions of such worksite employees.

IF WE ARE UNABLE TO RETAIN HEALTH AND WORKERS' COMPENSATION INSURANCE PLANS THAT COVER WORKSITE EMPLOYEES ON FAVORABLE TERMS, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR CONTINUED PEO OPERATIONS AND ON OUR OVERALL FINANCIAL PERFORMANCE.

         The current health and workers' compensation contracts are provided by vendors with whom we have an established relationship and on terms that we believe to be favorable. While we believe that replacement contracts could be secured on competitive terms without causing significant disruption to our business, there can be no assurance in this regard.

IF WE ARE UNABLE TO RETAIN OR REPLACE OUR EXISTING PEO CUSTOMERS, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OVERALL FINANCIAL PERFORMANCE.

         Our standard agreements with PEO clients are subject to cancellation on sixty days written notice by either us or the client. Accordingly, the short-term nature of these agreements make us vulnerable to potential cancellations by existing clients, which could materially and adversely affect our financial condition and results of operations. Additionally, our results of operations are dependent, in part, upon our ability to retain or replace client companies upon the termination or cancellation of our agreements.


AS A COMPANY IN THE TECHNOLOGY INDUSTRY AND DUE TO THE VOLATILITY OF THE STOCK MARKETS GENERALLY, OUR STOCK PRICE COULD FLUCTUATE SIGNIFICANTLY IN THE FUTURE.

         The market price of our common stock historically has fluctuated significantly. Our stock price could fluctuate significantly in the future based upon any number of factors such as:

o        general stock market trends;
o        announcements of developments related to our business;
o        fluctuations in our operating results;
o a shortfall in our revenues or earnings compared to the estimates of securities analysts;
o        announcements   of   technological   innovations,   new   products   or
         enhancements by us or our competitors,
o general conditions in the computer peripheral market and the imaging markets we serve;
o        general  conditions in the worldwide economy;
o        developments in patents or other  intellectual  property rights;  and
o        developments in our relationships with our customers and suppliers.

         In addition, in recent years the stock market in general, and the market for shares of technology stocks in particular, have experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Similarly, the market price of our common stock may fluctuate significantly based upon factors unrelated to our operating performance.

IF AN OPERATIONAL RECEIVER IS REINSTATED TO CONTROL OUR OPERATIONS, WE MAY NOT BE ABLE TO CARRY OUT OUR BUSINESS PLAN.


         On August 20,  1999,  at the  request of  Imperial  Bank (now  CoMerica
Bank),  our  primary  lender,   the  Superior  Court,  San  Diego  appointed  an
operational receiver to us. On August 23, 1999, the operational receiver took control of our day-to-day operations. Through further equity infusion, primarily in the form of the exercise of warrants to purchase our common stock, operations have continued, and on June 21, 2000, the Superior Court, San Diego issued an order dismissing the operational receiver as a part of a settlement of litigation with Imperial Bank pursuant to the Settlement Agreement effective as of June 20, 2000. The Settlement Agreement requires that we make monthly payments of $150,000 to Imperial Bank until the indebtedness is paid in full. However, in the future, without additional funding sufficient to satisfy Imperial Bank and our other creditors, as well as providing for our working capital, there can be no assurances that an operational receiver may not be reinstated. If an operational receiver is reinstated, we will not be able to expand our products nor will we have complete control over sales policies or the allocation of funds.

         The penalty for noncompliance of the Settlement Agreement is a stipulated judgment that allows Imperial Bank to immediately reinstate the operational receiver and begin liquidation proceedings against us. The monthly payments have been reduced to $50,000 for the balance of calendar year 2002.


UPON THE CONVERSION OF THE OUTSTANDING NOTES AND OUTSTANDING PREFERRED STOCK AND UPON EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS, THE ISSUANCE OF COMMON STOCK WILL RESULT IN MUCH DILUTION, OR A LOWER BOOK VALUE PER SHARE, TO ANY INVESTOR FOLLOWING THIS OFFERING.


         The issuance of our reserved shares would dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock. As of April 29, 2002, we had 36,000,000 shares of common stock reserved for possible future issuances upon, among other things, conversion of preferred stock and exercise of outstanding options and warrants.


         Under the convertible note purchase agreements to which this registration statement relates, the amount of common stock issuable to each of the purchasers upon conversion of the notes is based on a formula that is tied to the market price of our common stock prior to the date of conversion of the notes. Accordingly, the issuance of some or all of the common stock upon conversion of the notes could result in dilution of the per share value of our common stock held by current investors. The lower the average trading price of our common stock at the time of conversion, the greater the number of shares of common stock that can be issued. Accordingly, this causes a greater risk of dilution. The perceived risk of dilution may cause the purchasers under the convertible note purchase agreements as well as other ITEC stockholders to sell their shares, which would contribute to the downward movement in the stock price of our common stock.

         We may seek additional financing, which would result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Additional issuances of capital stock would result in a reduction of current stockholders' percentage interest in ITEC. Furthermore, if the exercise price of any outstanding or issuable options or warrants or the conversion ratio of any preferred stock is lower than the price per share of common stock at the time of the exercise or conversion, then the price per share of common stock would decrease because the number of shares of common stock outstanding would increase without a corresponding increase in the dollar amount assigned to stockholders' equity.

         The addition of a substantial number of shares of common stock into the market or by the registration of any other of our securities under the Securities Act may significantly and negatively affect the prevailing market price for our common stock. Furthermore, future sales of shares of common stock issuable upon the exercise of outstanding warrants and options may have a depressive effect on the market price of the common stock, as these warrants and options would be more likely to be exercised at a time when the price of the common stock is in excess of the applicable exercise price.

         The sale or issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of ownership without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

         Our board of directors currently is authorized to issue up to 100,000 shares of preferred stock. The board has the power to establish the dividend rates, preferential payments on our liquidation, voting rights, redemption and conversion terms and privileges for any series of preferred stock.

SINCE OUR COMMON STOCK IS NO LONGER LISTED ON THE NASDAQ SMALLCAP MARKET, IT HAS BEEN MORE DIFFICULT TO RAISE FINANCING .

         The Nasdaq SmallCap Market and Nasdaq Marketplace Rules require an issuer to evidence a minimum of $2,000,000 in net tangible assets, a $35,000,000 market capitalization or $500,000 in net income in the latest fiscal year or in two of the last three fiscal years, and a $1.00 per share bid price, respectively. Since we do not qualify to be listed on The Nasdaq SmallCap Market, stockholders may find it more difficult to sell our common stock. This lack of liquidity also may make it more difficult for us to raise capital in the future.

         Trading of our common stock is now being conducted over-the-counter through the NASD Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The Securities and Exchange Commission adopted regulations that generally define a "penny stock" as any equity security that has a market price of less than $5.00 per share. Additionally, if the equity security is not registered or authorized on a national securities exchange or the Nasdaq and the issuer has net tangible assets under $2,000,000, the equity security also would constitute a "penny stock." Our common stock does constitute a penny stock because our common stock has a market price less than $5.00 per share, our common stock is no longer quoted on Nasdaq and our net tangible assets do not exceed $2,000,000. As our common stock falls within the definition of penny stock, these regulations require the delivery, prior to any transaction involving our common stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. Furthermore, the ability of broker/dealers to sell our common stock and the ability of stockholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.



                                 USE OF PROCEEDS

         The selling security holders are selling all of the shares covered by this prospectus for their own account. Accordingly, we will not receive any proceeds from the resale of the shares. We will bear all expenses relating to this registration.

                            SELLING SECURITY HOLDERS

           CONVERTIBLE NOTE PURCHASE AGREEMENT DATED DECEMBER 12, 2000

         The shares being offered by Amro International, S.A., Balmore Funds, S.A. and Celeste Trust Reg. consist of shares of common stock upon conversion of the notes pursuant to the convertible note purchase agreement dated December 12, 2000. The natural persons who exercise sole or shared voting or investment power over the shares of common stock that Amro International, S.A will sell are H.U. Bochofen and Michael Klee. Amro International, S.A. is primarily engaged in the business of investing in public entities. The address of Amro International, S.A. is c/o Ultra Finance, Grossmuenster Platz, #6, Zurich, Switzerland CN822.

         The natural person who exercises sole voting or investment power over the shares of common stock that Balmore Funds, S.A. will sell is Gisela Kindle, Director. Balmore Funds, S.A. is primarily engaged in the business of investment advising. The address of Balmore Funds, S.A. is c/o Trident Chambers, P.O. Box 146, Roadstown Tortola, BVI.

         During the past three years, we have not had any relationship with Amro International, S.A or Celeste Trust Reg. In January of 1999, we entered into a securities purchase agreement with Balmore Funds, S.A. whereby Balmore was issued series D preferred stock which was converted into 3,500,000 shares of our common stock. Additionally, we issued Balmore a warrant to purchase 1,750,000 shares of our common stock.

         Pursuant to the convertible note purchase agreement dated December 12, 2000, Amro International S.A., Balmore Funds, S.A. and Celeste Trust Reg have registration rights to which this registration statement relates which requires us to register the shares upon the conversion of the notes, and failure to register such shares by a specified date results in liquidated damages in favor of the purchasers. The purchasers also have prepayment rights upon an event of default, upon a major corporate transaction, or upon certain other triggering events.

         CONVERTIBLE NOTE PURCHASE AGREEMENT DATED JULY 26, 2001


         78,740,157 shares being offered by Balmore Funds, S.A. consist of shares of common stock upon conversion of the note pursuant to the convertible note purchase agreement dated July 26, 2001. Pursuant to this agreement, Balmore has registration rights to which this registration statement relates which requires us to register the shares upon the conversion of the notes, and failure to register such shares by a specified date results in liquidated damages in favor of Balmore. Balmore also has prepayment rights upon an event of default, upon a major corporate transaction, or upon certain other triggering events.


         The natural person who exercises sole voting or investment power over the shares of common stock that Balmore will sell is Gisela Kindle, Director. Balmore is primarily engaged in the business of investment advising. The address of Balmore is c/o Trident Chambers, P.O. Box 146, Roadstown Tortola, BVI.


         AGREEMENT WITH ARTIFEX SOFTWARE, INC.

         The shares being offered by Artifex Software, Inc. consist of shares of common stock issued pursuant to the second OEM amendment dated October 25, 2001. The natural person who exercises sole voting or investment power over the shares of common stock that Artifex Software, Inc. will sell is Miles Jones. Artifex Software, Inc. is primarily engaged in the business of software development. The address of Artifex Software, Inc. is 101 Lucas Valley Road, #110, San Rafel, CA 94903.

         The registration statement is a part of the prospectus being filed. The shares offered in this prospectus by Amro International, S.A., Balmore Funds, S.A. and Celeste Trust Reg. are based on the various rights contained in the convertible note purchase agreements between the various purchasers and us. The shares offered in this prospectus by Artifex Software, Inc. are based on the various rights contained in the second OEM amendment. For additional information about the convertible note purchase agreements and second OEM amendment, see "The Offering."

         The following table identifies the selling security holders based upon information provided to us as of April 30, 2002, with respect to the shares beneficially held by or acquirable by, the selling security holders, and the shares of common stock beneficially owned by the selling security holders which are not covered by this prospectus. Neither the selling security holders nor their respective affiliates have held any position, office, or other material relationship with us.



                                              SELLING SECURITY HOLDERS' TABLE

                                                           PERCENT OF
                                       COMMON SHARES     COMMON SHARES   TOTAL NUMBER         TOTAL NUMBER OF
                                        OWNED PRIOR       OWNED PRIOR    OF SHARES TO           SHARES OWNED
         NAME OF INVESTOR               TO OFFERING       TO OFFERING    BE REGISTERED       FOLLOWING OFFERING
---------------------------------------------------------------------------------------------------------------
         Amro International, S.A                0               0          14,644,758                0
---------------------------------------------------------------------------------------------------------------
         Balmore Funds, S.A                     0               0          93,788,058*               0
---------------------------------------------------------------------------------------------------------------
         Celeste Trust Reg                      0               0           5,367,184                0
---------------------------------------------------------------------------------------------------------------
         Artifex Software, Inc.            40,000            .025%          1,200,000                0
---------------------------------------------------------------------------------------------------------------

         * 78,740,157 shares are being registered herein pursuant to the convertible note purchase agreement dated July 26, 2001.


EFFECTS ON MARKET PRICE AND DILUTION TO COMMON STOCKHOLDERS RESULTING FROM CONVERSION OF THE NOTES

         Since the outstanding principal amount of the notes converts at a floating rate based on a discount to the market price of the common stock, the lower the stock price when the holder converts, the more shares of common stock the holder gets. When the selling securityholder converts and then sells the common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling securityholders to convert the notes into greater amounts of common stock, the sales of which would further depress the stock price. The significant downward pressure on the price of the common stock as the selling securityholder converts and sells material amounts of common stock could encourage short sales by the selling securityholder or others. This could place further downward pressure on the price of the common stock. The conversion of the notes may result in substantial dilution to the interests of other holders of common stock since each holder of the notes may ultimately convert and sell the full amount issuable on conversion.

DESCRIPTION OF FLOATING CONVERSION FEATURE AND EXAMPLES OF HOW THIS CONVERSION FEATURE WORKS

         Each note pursuant to the convertible note purchase agreements is convertible into such number of shares of our common stock as is determined by dividing (a) that portion of the outstanding principal balance of the note by
(b) the conversion price. The conversion price pursuant to the convertible note purchase agreement dated December 12, 2000 equals the lesser of (x) $.059 and
(y) 70% of the average of the 3 lowest closing bid prices during the 30 trading days prior to the conversion date. The conversion price pursuant to the convertible note purchase agreement dated July 26, 2001 equals the lesser of (x) $.065 and (y) 70% of the average of the 3 lowest closing bid prices during the 30 trading days prior to the conversion date.


         For example, if all of the note holders pursuant to the convertible note purchase agreements convert the full $1,850,000 and the average closing bid price for the 3 trading days having the lowest closing bid prices during the 30 trading days prior to the conversion date is $.01, the note holders will own an aggregate of 264,285,714 shares of our common stock (70% of $.01 equals $.007 and 1,850,000 divided by .007 equals 264,285,714).

         If all of the note holders pursuant to the convertible note purchase agreements convert the full $1,850,000 and the average closing bid price for the 3 trading days having the lowest closing bid prices during the 30 trading days prior to the conversion date is $.02, the note holders will own an aggregate of 132,142,857 shares of our common stock (70% of $.02 equals $.014 and 1,850,000 divided by .014 equals 132,142,857).

         If all of the note holders pursuant to the convertible note purchase agreements convert the full $1,850,000 and the average closing bid price for the 3 trading days having the lowest closing bid prices during the 30 trading days prior to the conversion date is $.05, the note holders will own an aggregate of 52,857,107 shares of our common stock (70% of $.05 equals $.035 and 1,850,000 divided by .035 equals 52,857,107).

         If all of the note holders pursuant to the convertible note purchase agreements convert the full $1,850,000 and the average closing bid price for the 3 trading days having the lowest closing bid prices during the 30 trading days prior to the conversion date is $.15, the note holders will own an aggregate of 17,619,007 shares of our common stock (70% of $.15 equals $.105 and 1,850,000 divided by .105 equals 17,619,007).

         If all of the note holders pursuant to the convertible note purchase agreements convert the full $1,850,000 and the average closing bid price for the 3 trading days having the lowest closing bid prices during the 30 trading days prior to the conversion date is $.25, the note holders will own an aggregate of 10,571,407 shares of our common stock (70% of $.25 equals $.175 and 1,850,000 divided by .175 equals 10,571,407).


         The following table illustrates the differences in the dilutive effect on our common stock at various market prices assuming the aggregate amount of all of the outstanding notes pursuant to the convertible note purchase agreements were converted simultaneously:


--------------------------------------------------------------------------------
   MARKET PRICE
   OF SHARES OF                            NUMBER OF SHARES
    COMMON STOCK                           CONVERTIBLE UPON      PERCENTAGE OF
   UNDERLYING THE                            EXERCISE OF       TOTAL OUTSTANDING
  CONVERTIBLE NOTES    CONVERSION PRICE        THE NOTES          COMMON STOCK
--------------------------------------------------------------------------------
         $.01                   $.007     264,285,714                75.7%
--------------------------------------------------------------------------------
         $.02                   $.014     132,142,857                37.9%
--------------------------------------------------------------------------------
         $.05                   $.035      52,857,107                15.1%
--------------------------------------------------------------------------------
         $.10                   $.07       26,428,507                7.6%
--------------------------------------------------------------------------------
         $.15                   $.105      17,619,007                5.0%
--------------------------------------------------------------------------------
         $.20                   $.14      13,214,207                 3.8%
--------------------------------------------------------------------------------
         $.25                   $.175     10,571,407                3.0%
--------------------------------------------------------------------------------
         $.50                   $.35       5,285,710                1.5%
--------------------------------------------------------------------------------


                              PLAN OF DISTRIBUTION

         The shares may be sold or distributed from time to time by the selling security holders or by pledgees, donees or transferees of, or successors in interest to, the selling security holders, directly to one or more purchasers

(including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

         o  ordinary broker transactions,

         o transactions involving cross or block trades or otherwise on the OTC Bulletin Board,

         o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

         o "at the market" to or through market makers or into an existing market for the common stock,

         o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

         o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

         o any combination of the foregoing, or by any other legally available means.

         In addition, the selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling security holders. The selling security holders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

         The selling security holders are "underwriters" within the meaning of the Securities Act in connection with the sale of the common stock offered hereby. Broker-dealers who act in connection with the sale of the common stock may also be deemed to be underwriters. Profits on any resale of the common stock as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. Any broker-dealer participating in such transactions as agent may receive commissions from the selling security holders (and, if they act as agent for the purchaser of our common stock, from such purchaser). Broker-dealers may agree with the selling security holders to sell a specified number of shares of our common stock at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for any of the selling security holders, to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to any of the selling security holders. Broker-dealers who acquire common stock as principal may thereafter resell the common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common stock commissions computed as described above.

         We will not receive any proceeds from the sale of the common shares pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be $17,816.20.

         We have informed the selling security holders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934, as amended, may apply to their sales of the common stock. In addition, we have informed the selling security holders of the need for delivery of copies of this prospectus.

         The selling security holders may also use Rule 144 under the Securities Act, to sell the shares if they meet the criteria and conform to the requirements of such rule.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         Holders of the common stock are entitled to one vote for each share held in the election of directors and in all other matters to be voted on by shareholders. Stockholders have cumulative voting rights in the election of directors. Holders of common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of funds legally available. In the event of liquidation, dissolution or winding up, holders of common stock are to share in all assets remaining after the payment of liabilities. The holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of the common stock are subject to any rights that may be fixed for holders of preferred stock. All of the outstanding shares of common stock are fully paid and non-assessable.

                   INFORMATION WITH RESPECT TO THE REGISTRANT


BUSINESS

         We  distribute   high-quality   digital  imaging  solutions  and  color
management software products for use in graphics, publishing, digital photography, and other business and technical markets. In the 1980's, we began developing core technologies related to the design and functionality of non-impact printers and multi-function peripheral devices (printer/copier/fax). Our ColorBlind(R) software provides color management to improve the accuracy of color reproduction - especially as it relates to matching color between different devices in a network, such as monitors and printers.

         Recently, we discontinued hardware development and manufacturing, in order to concentrate on our core competencies in software and office products marketing and support. Additionally, we market products on the Internet through our dealseekers.com and color.com websites.

         We have concentrated on systems solutions, providing hardware and software products to assist in the creation and management of documents. We integrate a variety of imaging and document management products for our business customers.

         We have recently embarked on an expansion program to provide more services to help with tasks that have negatively impacted the business operations of our exiting and potential customers. To this end, we have begun a program of strategic acquisitions in personnel and employment practice management.

         We provide comprehensive personnel management services through our wholly-owned SourceOne and EnStructure subsidiaries. Each of these subsidiaries is a professional employer organization ("PEO") that provides benefits and payroll administration, health and workers' compensation insurance programs, personnel records management and employer liability management.

MARKET OVERVIEW

         Our technology markets encompass desktop digital imaging and printing. Our primary market segment is image management to enhance the function of printers and/or digital copiers. We provide a variety of technical solutions and products to meet the changing needs of this market, including printers, plotters, copiers, and software.

         The worldwide document/imaging market is expected to grow to $209 billion by 2003. The global office market is forecast to increase to $43 billion in 2003. In-house color document production is expected to grow at a compound annual rate of 40% over the next few years. Various underlying industries may have a direct impact on our market potential. For example, according to the Gartner Group, approximately 13 million of the 103 million households in the United States currently have a digital camera Worldwide digital camera shipments are forecast to increase dramatically to 41.6 million by 2004, according to International Data Corp.

         Changes in the technology of document creation, management, production, and transmittal (including the Internet) have been transforming the imaging market. The greater bandwidth now available to even small desktop computers has facilitated the movement of color images; this has created an increase in the demand for cross platform color reproduction.

         The growth of networks, the increased availability and dissemination of documents on the Internet, and the rapid adoption of color at the desktop have significantly changed printing and document management. In the last few years, the market has been reshaped from one dominated by dedicated printers and scanners at the workstation, to an emphasis on document workflow using network-shared imaging products that enable remote document delivery and distribution.

         The direct-to-plate and direct-to-print trends in the printing industry have created more demand for digital color proofing due to the fact that conventional proofing methods cannot be used in those environments.

         The market growth and acceptance of the digital camera and the improved resolution of these cameras have increased the demand for color management and accurate color printing.

         Accordingly, color integrity is an important underlying requirement in the imaging process. The widespread use of color applications at the desktop, demand for higher quality color reproduction, expanded use of the Internet for document dissemination and e-commerce, growth of office networks, and the increased acceptance and use of digital photography are some of the factors that influence our markets.

         We are working to deliver solutions that meet current and future demands of the imaging markets. Our objective is to be a global market leader in digital imaging by delivering higher-quality, easy-to-use products and technology. We are focused on continuing to provide advanced integrated digital imaging solutions.

         We have expanded into business services through providing PEO services.

         The PEO industry collectively serves approximately 4 million work site employees in the United States. The target market for the PEO industry is represented by companies with 100 or fewer employees; a market of approximately 60 million people.

         The PEO industry began in 1985 with approximately 14,000 employees collectively under management. According to the National Association of Professional Employer Organizations ("NAPEO"), there are approximately 900 PEO firms operating in the U.S., in nearly every state.

         NAPEO reports that current PEO industry revenues are approximately $18 billion. The average annual growth rate of the industry, since 1985, has been 15%.

         According to the U.S. Small Business Administration ("SBA"), the U.S. has over 6 million small businesses, defined as those companies with 100 or fewer employees, representing over 99% of all businesses. The U.S. Census Bureau reports that small businesses represent the fastest growing segment of U.S. employment and commerce, representing an estimated annual payroll of $1.4 trillion.

         A typical PEO client company has 12 work site employees and an average annual pay per work site employee of $22,517.

         The PEO industry is growing due to the increased burden associated with employment practice management and human resources regulation.

         Growing pressure from federal agencies such as the Department of Labor, the Immigration and Naturalization Service, and the Equal Employment Opportunity Commission, and the burdens of employment-related compliance such as COBRA, OSHA, workers' compensation, unemployment compensation, wrongful termination, ADA ("Americans with Disabilities Act"), and FMLA ("Family and Medical Leave Act") demand increasing levels of resources from small businesses.

BUSINESS STRATEGY

         OFFICE PRODUCTS AND SYSTEMS

         The office products and systems industry is undergoing a fundamental transformation characterized by a transition from analog to digital systems, management of publishing and printing over the Internet, reliance on outsourcing, and the rapid transition to color output.

         Our operations in this area integrate a variety of products, including printers, plotters, copiers, and software, into a seamless, networked solution for clients who are generally small to medium sized businesses. Hardware, software, supplies and service are bundled together as a systems solution.

         Through strategic acquisitions of existing office products resellers, we have been able to assemble an infrastructure of competent sales and support personnel. This acquisition strategy leverages our access to capital and customers throughout the world, with the local expertise of small value-added resellers who find it difficult to grow their businesses when competing with larger companies.

PERSONNEL MANAGEMENT SYSTEMS

         We expect to leverage our office products and systems expertise with that of offering PEO services.

         The PEO business provides a broad range of services associated with staff leasing and human resources management. These include benefits and payroll administration, health and workers' compensation insurance programs, personnel records management, employer liability management, employee recruiting and selection, performance management, and training and development services.

         The PEO business is growing rapidly, but profit margins are small. Consequently, profitability depends on (1) economies of scale leading to greater operating efficiencies; and (2) value-added services such as training, education, Internet support, and product sales such as those offered by our Office Products and Systems group.

         The income model for this business generally revolves around fees charged per employee. While gross profit is low, revenues are generally substantial. To this end, we have begun a series of acquisitions of small PEO firms. Each acquisition includes retention of some existing management and staff in order to assure continuity of operations.

COLOR MANAGEMENT SOFTWARE

         Accurate color reproduction is one of the largest single challenges facing the imaging industry. Customers demand systems that are easy to use, predictable and consistent. The fundamental challenge is the control of "color space." Color space for printed materials is different from the color space for devices such as cameras, scanners and computer monitors. A color management system is needed so users can convert their files for use with different devices. The varying characteristics of each device are captured in a device profile. The International Color Consortium ("ICC") has established a standard for the format for these profiles.

         Our ColorBlind Color management software is a pre-packaged suite of applications, utilities, and tools that allow users to precisely create ICC profiles for each device in the color workflow including scanners, monitors, digital cameras, printers, and other specialized digital color input and output devices. Once profiled, ColorBlind balances these profiles to produce accurate, consistent, and reliable color rendering from input to output.

         In order to advance "ColorBlind Aware" as an industry standard, we actively encourage printer, scanner, and monitor manufacturers to integrate ColorBlind into product designs. ColorBlind software is sold as a stand-alone application or licensed to OEM's for resale to be bundled with peripheral devices.

         We have launched an Internet site, color.com, as a resource center to provide information on the highest quality correct color. This site allows consumers to purchase our products, including ColorBlind software. This website also serves as a resource center for color imaging, with information including white papers on color imaging and management, links to color consultants and experts, and products.

COMPETITION

         The markets for our technology products are highly competitive and rapidly changing. Our ability to compete in our markets depends on a number of factors, including the success and timing of our product introductions and our competitors, selling prices, product performance, product distribution, marketing ability, and customer support. A key element of our strategy is to provide competitively-priced, quality products.

         The PEO business is also highly competitive, with approximately 900 firms operating in the U.S. There are several firms that operate on a nationwide basis with revenues and resources far greater than ours. Several large PEO companies are owned by insurance carriers and several are public companies whose shares trade on Nasdaq, including Administaff, Inc., Team Staff, Inc., Barrett Business Services, and Staff Leasing, Inc. Also see "Risks and Uncertainties."

OPERATIONS

         Our 21,000 square foot corporate headquarters facility in San Diego, California houses most of our U.S. operations. A small branch office for sales of printers, plotters, copiers and accessories is maintained in Los Angeles, California, and PEO operations are conducted from offices in Richmond, Virginia.

MANUFACTURING, PRODUCTION, AND SOURCES OF SUPPLY

         We have traditionally outsourced nearly all of our manufacturing. In June 2001, we suspended manufacturing of our branded products. We will continue to manufacture our software products in-house and through selected outside vendors. Also see "Risks and Uncertainties."

RESEARCH AND DEVELOPMENT

         The markets for our products are characterized by rapidly evolving technology, frequent new product introductions, and significant price competition. Accordingly, we monitor new technology developments and coordinates with suppliers, distributors and dealers to enhance existing products and lower costs. Advances in technology require ongoing investment. Also see "Risks and Uncertainties."

INTELLECTUAL PROPERTY

         Our software products are copyrighted. However, copyright protection does not prevent other companies from emulating the features and benefits provided by our software. We also protect our software source code as trade secrets and make our proprietary source code available to OEM customers only under limited circumstances and specific security and confidentiality constraints. We currently hold no patents. Technology products exist in a rapidly changing business environment. Consequently, the Company believes the effectiveness of patents, trade secrets, and copyright protection are less important in influencing long term success than the experience of our employees and our contractual relationships.

         We have obtained U.S. registration for several of our trade names or trademarks, including PCPI, NewGen, ColorBlind, LaserImage, ColorImage, ImageScript, ImageFont, ImagePress, and ImageNet. These trade names are used to distinguish our products in the marketplace.

         Competitors may assert that we infringe their patent rights. If we fail to establish that we have not violated the asserted rights, we could be prohibited from marketing the products that incorporate the technology and we could be liable for damages. We could also incur substantial costs to redesign our products or to defend any legal action taken against us. We rely on a combination of trade secrets, copyright and trademark protection, and non-disclosure agreements to protect our proprietary rights. Also see "Risks and Uncertainties."

PERSONNEL

         We employed a total of 58 individuals worldwide as of April 10, 2002. Of this number, 35 were involved in sales, marketing, corporate administration and finance, and 23 were in engineering, research and development, and technical support. There is no union representation for any of our employees.

PROPERTY

         We own no real property. We lease approximately 21,000 square feet of space in a facility located at 15175 Innovation Drive, San Diego, California 92128, at a monthly lease rate of approximately $31,000. This facility houses corporate management, marketing, sales, engineering, and support offices. The lease expires in October 2003. We have month-to-month leases on our small branch offices in Los Angeles, California and Richmond, Virginia.

LEGAL PROCEEDINGS

         On or about October 7, 1999, the law firms of Weiss & Yourman and Stull, Stull & Brody made a public announcement that they had filed a lawsuit against us and certain current and past officers and/or directors, alleging violation of federal securities laws during the period of April 21, 1998 through October 9, 1998. On or about November 17, 1999, the lawsuit, filed in the name of Nahid Nazarian Behfarin, on her own behalf and others purported to be similarly situated, was served on us. A motion to dismiss the lawsuit was granted on February 16, 2001 on our behalf and those individual defendants that have been served. However, on or about March 19, 2001, an amended complaint was filed by Nahid Nazarian Behfarin, Peter Cook, Stephen Domagala and Michael S. Taylor, on behalf of themselves and others similarly situated. On or about March 20, 2001, we once again filed a motion to dismiss the case along with certain other individual defendants. The motion was denied and an answer to the complaint has been filed on behalf of the company and certain individual defendants. We believe these claims are without merit and we intend to vigorously defend against them on our behalf as well as on behalf of the other defendants. The defense of this action has been tendered to our insurance carriers.

                  Throughout fiscal 1999, 2000 and 2001, and through the date of this filing, approximately fifty trade creditors have made claims and/or filed actions alleging the failure of us to pay our obligations to them in a total amount exceeding $3 million. These actions are in various stages of litigation, with many resulting in judgments being entered against us. Several of those who have obtained judgments have filed judgment liens on our assets. These claims range in value from less than one thousand dollars to just over one million dollars, with the great majority being less than twenty thousand dollars.

         Furthermore, from time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is traded in the over-the-counter market, and quoted on the NASD Electronic Bulletin Board under the symbol "ITEC."

         The following table sets forth the high and low bid quotations of our common stock for the periods indicated as reported by the over-the-counter market or the NASD Electronic Bulletin Board. Prices shown in the table represent inter-dealer quotations, without adjustment for retail markup, markdown, or commission, and do not necessarily represent actual transactions.

                                                    High       Low
               -------------------------------------------------------
                 Year  ended June 30, 1999
                             First quarter       $  3.88      $  1.69
                             Second quarter         2.06         0.25
                             Third quarter          5.22         0.28
                             Fourth quarter         2.28         0.59

                 Year  ended June 30, 2000
                             First quarter       $  1.63      $  0.28
                             Second quarter         2.13         0.09
                             Third quarter          3.22         0.36
                             Fourth quarter         0.97         0.19

                 Year  ended June 30, 2001
                             First quarter       $  0.92      $  0.05
                             Second quarter         0.30         0.05
                             Third quarter          0.38         0.05
                             Fourth quarter         0.13         0.06
               -------------------------------------------------------

         The number of holders of record of our common stock, $.005 par value, was approximately 45,000 at June 30, 2001.

         DIVIDENDS

         We have never declared nor paid any cash dividends on our common stock. We currently intend to retain earnings, if any, after any payment of dividends on our 5% convertible preferred stock, for use in our business and therefore, do not anticipate paying any cash dividends on our common stock.

         Holders of the 5% convertible preferred stock are entitled to receive, when and as declared by our Board of Directors, but only out of amounts legally available for the payment thereof, cumulative cash dividends at the annual rate of $50.00 per share, payable semi-annually, commencing on October 15, 1986. We have never declared nor paid any cash dividends on the 5% convertible preferred stock. Dividends in arrears at June 30, 2001 were $309,000.

         We do not anticipate paying dividends on the 5% convertible preferred stock in the near future. However, the 5% convertible preferred stock is convertible, at any time, into shares of our common stock, at a price of $17.50 per common share. This conversion price is subject to certain anti-dilution adjustments, in the event of certain future stock splits or dividends, mergers, consolidations or other similar events. In addition, we shall reserve, and keep reserved, out of our authorized but unissued shares of common stock, sufficient shares to effect the conversion of all shares of the 5% convertible preferred stock.

   CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDING DECEMBER 31, 2001


                IMAGING TECHNOLOGIES CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                                           DECEMBER 31,      JUNE 30,
                                                                                  2001          2001
                                                                                           (audited)

        Current assets

              Cash                                                          $    159       $     35
              Accounts receivable, net:
                 Billed                                                          954             58
                 Unbilled                                                        634
                                                                            --------       --------
                                                                               1,747             58

              Inventories                                                        877             50
              Prepaid expenses and other                                         311            259
                                                                            --------       --------
                   Total current assets                                        2,935            402

         Property and equipment, net                                             206            241
         Goodwill, net                                                         1,823            569
         Other                                                                   197            475
                                                                            --------       --------
                                                                            $  5,161       $  1,212
                                                                            ========       ========


                       LIABILITIES AND SHAREHOLDERS' EQUITY

         Current liabilities

              Borrowings under bank note payable                            $  3,818       $  4,318
              Short-term debt                                                  3,379
                                                                                              6,001

              Accounts payable                                                 6,325          6,450
              PEO payroll taxes and other payroll deductions                     443           --
              PEO accrued worksite employee                                      550           --
              Other accrued expenses                                           5,497          3,175
                                                                            --------       --------
                   Total current liabilities                                  22,634         17,322

         Shareholders' net capital deficiency
              Series A preferred stock, $1,000 par value, 7,500 shares
                 Authorized, 420.5 shares issued and outstanding                 420            420
              Common stock, $0.005 par value, 500,000,000 shares
                 Authorized, 226,555,800 and 170,901,065 shares issued
                 and outstanding, respectively                                 1,133            864
              Paid-in capital                                                 71,642         69,472
              Shareholder loans                                                 (105)          (105)
              Common stock warrants                                              541           475-
              Accumulated deficit                                            (91,104)       (87,236)
                                                                            --------       --------
                   Total shareholders' net capital deficiency                (17,473)       (16,110)
                                                                            --------       --------
                                                                            $  5,161       $  1,212
                                                                            ========       ========


                 See Notes to Consolidated Financial Statements.

                IMAGING TECHNOLOGIES CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  THREE MONTHS ENDED DECEMBER 31, 2001 AND 2000
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                     2001             2000
             Revenues


              Sales of products                                   $     891       $     556
              Software sales, licenses and royalties                    145             455
              PEO services                                            7,074              --
                                                                  ---------       ---------
                                                                      8,110           1,011

         Costs and expenses

              Cost of products sold                                     646             481
              Cost of software sales, licenses and royalties             24              --
              Cost of PEO services                                    6,795              --
              Selling, general, and administrative                    2,137           1,721
              Research and development                                   64             217
                                                                  ---------       ---------
                                                                     9,666           2,419
                                                                  ---------       ---------
         Loss from operations                                       (1,556)         (1,408)
                                                                  ---------       ---------

         Other income (expense):
              Interest and financing costs, net                       (298)           (177)
                                                                  ---------       ---------
              Other                                                     --              --
                                                                  ---------       ---------
                                                                      (298)           (177)

         Loss before income taxes                                   (1,854)         (1,585)
                                                                  =========       =========
         Income tax

         Net loss                                                $  (1,854)      $  (1,585)
                                                                  =========       =========

         Loss per common share
              Basic                                              $   (0.01)      $   (0.01)
                                                                  =========       =========
              Diluted                                            $   (0.01)      $   (0.01)
                                                                  =========       =========

         Weighted average common shares                             199,037         112,709
                                                                  =========       =========

         Weighted average common shares - assuming dilution         199,037         112,709
                                                                  =========       =========

                 See Notes to Consolidated Financial Statements.

                IMAGING TECHNOLOGIES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                   SIX MONTHS ENDED DECEMBER 31, 2001 AND 2000

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                             2001             2000
      Revenues
       Sales of imaging products                          $   1,764       $   1,216
       Sales of software, licenses and royalties                350             632
       PEO services                                           7,074              --
                                                          ---------       ---------
                                                              9,188           1,848

  Costs and expenses
       Cost of products sold                                  1,214             924
       Cost of software, licenses and royalties                  54              --
       Cost of PEO services                                   6,795              --
       Selling, general, and administrative                   3,586           4,072
       Research and development                                 136             456
                                                          ---------       ---------
                                                             11,785           5,452
                                                          ---------       ---------
  Loss from operations                                       (2,597)         (3,604)
                                                          ---------       ---------

  Other income (expense):
        Interest and financing costs, net                    (1,018)           (358)
                                                          ---------       ---------
       Other                                                     --              --
                                                          ---------       ---------
                                                             (1,018)           (358)
  Loss before income taxes                                   (3,615)         (3,962)
                                                          ---------       ---------
  Income tax

  Net loss                                                $  (3,615)      $  (3,962)
                                                          =========       =========

  Loss per common share

       Basic                                              $   (0.02)      $   (0.04)
                                                          =========       =========

       Diluted                                            $   (0.02)      $   (0.04)
                                                          =========       =========

  Weighted average common shares                            185,010         107,997
                                                          =========       =========


  Weighted average common shares - assuming dilution        185,010         107,997
                                                          =========       =========

                 See Notes to Consolidated Financial Statements.

                IMAGING TECHNOLOGIES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                   SIX MONTHS ENDED DECEMBER 31, 2001 AND 2000

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                        2001             2000
        Cash flows from operating activities
           Net loss                                              $    (3,615)     $    (3,962)
           Adjustments to reconcile net loss to net
             cash from operating activities
                Depreciation and amortization                             51              143
                 Stock issued for services                               367              618
                Changes in operating assets and liabilities
                   Accounts receivable                                (1,418)            (355)
                   Inventories                                          (827)              45
                   Prepaid expenses and other                            (44)             (37)
                   Accounts payable and accrued expenses               1,961              767
                   PEO payroll taxes and other payroll                   106               --
        deductions

                   PEO accrued worksite employee expense                 318               --
                   Other assets

                                                                           2               --
                                                                 -----------      -----------
                       Net cash from operating activities             (3,099)          (2,781)

        Cash flows from investing activities
           Capital expenditures                                          (56)             (90)
           Cash investment in acquisitions                              (250)              --
           Cash acquired in acquisitions                                 215               --
           Other                                                          --              150
                                                                 -----------      -----------
                                                                          --               --
                       Net cash from investing activities                (91)              60
                                                                 -----------      -----------

        Cash flows from financing activities
           Net borrowings under bank lines of credit                    (500)            (900)
           Issuance of other notes payable                             1,922              850
           Warrant proceeds                                               66                -
           Net proceeds from issuance of common stock                  1,826            2,877
                                                                 -----------      -----------
                       Net cash from financing activities              3,314            2,827
                                                                 -----------      -----------

        Net increase (decrease) in cash                                  124              106
        Cash, beginning of period                                         35              291
                                                                         ---              ---
        Cash, end of period                                      $       159      $       397

        $0 was paid for interest or income taxes during these periods.

                 See Notes to Consolidated Financial Statements.

                IMAGING TECHNOLOGIES CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE PERIOD ENDING DECEMBER 31, 2001
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                                   (UNAUDITED)


Note 1.  Basis Of Presentation

         The accompanying unaudited consolidated condensed financial statements of Imaging Technologies Corporation and Subsidiaries (the "Company" or "ITEC") have been prepared pursuant to the rules of the Securities and Exchange Commission (the "SEC") for quarterly reports on Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. These financial statements and notes herein are unaudited, but in the opinion of management, include all the adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position, results of operations, and cash flows for the periods presented. These financial statements should be read in conjunction with the Company's audited financial statements and notes thereto for the years ended June 30, 2001, 2000, and 1999 included in the Company's annual report on Form 10-K filed with the SEC. Interim operating results are not necessarily indicative of operating results for any future interim period or for the full year.

Note 2.  Going Concern Considerations

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. At December 31, 2001, and for the year then ended, the Company has experienced a net loss and has deficiencies in working capital and net worth that raise substantial doubt about its ability to continue as a going concern.

         On August 20, 1999, at the request of Imperial Bank, the Company's primary lender, the Superior Court of San Diego appointed an operational receiver who took control of the Company's day-to-day operations on August 23, 1999. On June 21, 2000, in connection with a settlement agreement reached with Imperial Bank, the Superior Court of San Diego issued an order dismissing the operational receiver.

         On October 21, 1999, Nasdaq notified the Company that it no longer complied with the bid price and net tangible assets/market capitalization/net income requirements for continued listing on The Nasdaq SmallCap Market. At a hearing on December 2, 1999, a Nasdaq Listing Qualifications Panel also raised public interest concerns relating to the Company's financial viability. The Company's common stock was delisted from The Nasdaq Stock Market effective with the close of business on March 1, 2000. As a result of being delisted from The Nasdaq SmallCap Market, stockholders may find it more difficult to sell common stock. This lack of liquidity also may make it more difficult to raise capital in the future. Trading of the Company's common stock is now being conducted over-the-counter through the NASD Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The Securities and Exchange Commission adopted regulations that generally define a "penny stock" as any equity security that has a market price of less than $5.00 per share. Additionally, if the equity security is not registered or authorized on a national securities exchange or the Nasdaq and the issuer has net tangible assets under $2,000,000, the equity security also would constitute a "penny stock." Our common stock does constitute a penny stock because our common stock has a market price less than $5.00 per share, our common stock is no longer quoted on Nasdaq and our net tangible assets do not exceed $2,000,000. As our common stock falls within the definition of penny stock, these regulations require the delivery, prior to any transaction involving our common stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. Furthermore, the ability of broker/dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

         The Company must obtain additional funds to provide adequate working capital and finance operations. However, there can be no assurance that the Company will be able to complete any additional debt or equity financings on favorable terms or at all, or that any such financings, if completed, will be adequate to meet the Company's capital requirements including compliance with the Imperial Bank settlement agreement. Any additional equity or convertible debt financings could result in substantial dilution to the Company's stockholders. If adequate funds are not available, the Company may be required to delay, reduce or eliminate some or all of its planned activities, including any potential mergers or acquisitions. The Company's inability to fund its capital requirements would have a material adverse effect on the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         The Company plans to overcome the circumstances that impact its ability to remain a going concern through a combination of increased revenues and decreased costs with interim cash flow deficiencies being addressed through additional equity financing. Since the removal of the operational receiver, the Company has been able to re-establish relationships with some of its past customers and distributors and establish relationships with new customers. These actions have increased revenues as reflected in recent quarterly reports. At the same time, the Company has been able to reduce costs by reducing the number of employees and terminating unprofitable operations, such as the design and fabrication of controller boards as an OEM supplier to other computer printer manufacturers, which had greatly diminished revenues over the past three years. The Company commenced a program to reduce its debt, which it will address more aggressively in the third and fourth quarters of its current fiscal year, partially through debt-to-equity conversions. Finally, the Company will continue to pursue the acquisition of business units that will be consistent with these measures. The Company anticipates that all of these initiatives will be carried out throughout the fiscal year ending June 30, 2002.

Note 3.  Earnings (Loss) Per Common Share

Basic earnings (loss) per common share ("Basic EPS") excludes dilution and is computed by dividing net income (loss) available to common shareholders (the "numerator") by the weighted average number of common shares outstanding (the "denominator") during the period. Diluted earnings (loss) per common share ("Diluted EPS") is similar to the computation of Basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, in computing the dilutive effect of convertible securities, the numerator is adjusted to add back the after-tax amount of interest recognized in the period associated with any convertible debt. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect on net earnings (loss) per share. The following is a reconciliation of Basic EPS to Diluted EPS:

                                    EARNINGS (LOSS)     SHARES         PER-SHARE
                                   (NUMERATOR)        (DENOMINATOR)      AMOUNT

DECEMBER 31, 2000

     Net loss                       $    (1,585)
          Preferred dividends
                                             (6)

     Basic and diluted EPS               (1,591)          112,709     $ (0.01)

DECEMBER 31, 2001

     Net loss                       $    (1,854)
          Preferred dividends
                                             (6)

     Basic and diluted EPS               (1,860)          199,037     $ (0.01)

Note 4.  Inventories

                                          DEC. 31, 2001    SEPT. 30, 2001

Inventories

     Materials and suppliers                  $      25         $      10
     Finished goods                                 852               130
                                          -------------    ---------------
                                              $     877         $     140

Note 5.  Convertible Notes Payable

         In December 2000, the Company entered into a Convertible Note Purchase Agreement for $850,000, bearing an annual interest rate of 8%, due December 2003. The Note is convertible into the Company's common stock at a price equal to the lesser of $0.08 per share or 70% of the average market price as defined in the agreement. The Company has recognized interest expense of $364,000 relating to the beneficial conversion feature of the above note.

         In July 2001, the Company entered into a Convertible Note Purchase Agreement for $1,000,000, bearing an annual interest rate of 8%, due July 2004. The Note is convertible into the Company's common stock at a price equal to the lesser of $0.06 per share or 70% of the average market price as defined in the agreement. The Company has recognized interest expense of approximately $429,000 relating to the beneficial conversion feature of the above note.

         In September 2001, the Company entered into a Convertible Promissory Note for $300,000, bearing an interest rate of 8%, due September 2004. The Note is convertible into the Company's common stock at a price equal to the lesser of $0.0266 per share or 70% of the average market price as defined in the agreement. The Company has recognized interest expense of approximately $150,000 relating to the beneficial conversion feature of the above note.

         In November 2001, the Company entered into a Convertible Promissory Note for $200,000, bearing an interest rate of 8%, due November 2004. The Note is convertible into the Company's common stock at a price equal to the lesser of $0.0266 per share or 70% of the average market price as defined in the agreement. The Company has recognized interest expense of approximately $86,000 relating to the beneficial conversion feature of the above note.

         In January 2002, the Company entered into a Secured Convertible Debenture for $500,000, bearing an interest rate of 8%. The Debenture is convertible into the Company's common stock at a price equal to the lesser of $0.0166 per share or 70% of the average market price as defined in the agreement. The Company shall recognize interest expense of approximately $214,000 relating to the beneficial conversion feature of the above note.

Note 6. Stock Issuances

         During the quarter, ITEC issued 27,236,338 common shares to holders of convertible notes payable at an average conversion price of $0.018 per share.

         ITEC issued during the quarter 9,898,666 registered common shares for legal and consulting at a warrant conversion average price of $0.03 per share pursuant to previously registrations under Form S-8. The Company recognized $294,491 in expenses as a result of the conversions.

         Registered warrants, exercised during the quarter at an average price of $0.023 per share, amounted to 5,667,277 common shares. The Company received $131,575 in cash.

Note 7.  Business Acquisitions

         On October 25, 2001, the Company acquired certain assets. These assets, related to the Company's office products and services business activities, represent an aggregate of $260,000 and include inventories, fixed assets, and accounts receivable. The purchase price of the assets was 7,500,000 shares of ITEC common stock, determined by the market price of ITEC common stock at the date of acquisition. The Company has agreed to register these shares.

         On November 12, 2001, the Company acquired all of the outstanding shares of SourceOne, Inc. ("SourceOne") from Neotactix, Inc. for $750,000. ITEC paid $250,000 in cash at Closing. $200,000 of these funds were provided by outside investors in the form of a promissory note convertible into shares of ITEC common stock, the number of which will be determined by a formula applied to the market price of the shares at the time that the promissory note is converted. The balance is payable in cash or stock on a quarterly payment schedule beginning in April 2002.

         The purchase price was determined through analysis of SourceOne's recent, unaudited financial performance. SourceOne, through September 30, 2001, had losses of approximately $220 thousand on 6-month revenues of approximately $25 million. The total purchase price was arrived at through negotiations. The assets of SourceOne consist of cash, accounts receivable, and pre-paid insurance premiums.

         SourceOne is a professional employer organization ("PEO") that provides comprehensive personnel management services, including benefits and payroll administration, health and workers' compensation insurance programs, personnel records management, and employer liability management.

         The Company disclosed the details of the SourceOne transaction on Form 8-K, dated January 25, 2002.

         SourceOne Group, Inc. is operated by ITEC as a wholly-owned subsidiary. The consolidated financial statements of ITEC include the financial condition of SourceOne Group as of December 31, 2001 and the Statement of Operations since November 12, 2001. The pro forma presentation below displays pro forma condensed statement of operations as if SourceOne Group had been part of the Company since July 1, 2001- the beginning of the fiscal year. A comparison to the same period last year is not presented as SourceOne Group began operations in April 2001.

(in thousands)                                          AS OF DECEMBER 31, 2001
                                                        3-MONTHS      6 MONTHS
                                                        --------      --------
Revenues:
   Sales of imaging products                                 891         1,764
   Software sales, royalties & licenses                      145           350
   PEO services                                           12,032        25,485
                                                         -------       -------
                                                          13,068        27,599
Costs and expenses:
   Cost of imaging products sold                             646         1,214
   Cost of software sales, royalties & licenses               24            54
   Cost of PEO services                                   11,744        24,900
   Selling, general and administrative                     2,285         4,142
   Research and development                                  64           136
                                                         -------       -------
                                                          14,763        30,446

Loss from operations                                      (1,695)       (2,847)

Other income (expense):
   Interest and finance costs, net                          (298)       (1,018)
                                                         -------       -------

Loss before income taxes                                 (1,993)       (3,865)
                                                         =======       =======

Income tax benefit (expense)                                   -             -
                                                         -------       -------
Net loss                                                  (1,993)       (3,865)
                                                         =======       =======

Note 8.  Segment Information

         During the three-month and six-month period ended December 31, 2001, the Company managed and internally reported the Company's business as three reportable segments, principally, (1) imaging products and accessories, (2) imaging software, and (3) PEO services.

         Segment information for the period ended December 31, 2001 is as follows:

(in thousands)

                                   IMAGING         IMAGING         PEO
                                   PRODUCTS        SOFTWARE      SERVICES
3-months

    Revenues                          $    891       $  145      $ 7,074
    Operating income (loss)             (1,816)          97          163

6-months

    Revenues                         $   1,764       $  350      $ 7,074
    Operating income (loss)             (2,996)         236          163


         Additional information regarding revenue by products and service groups is not presented because it is currently impracticable to do so due to various reorganizations of the Company's accounting systems. A comprehensive accounting system is being implemented that should enable the Company to report such information in the future.

         During the period ended December 31, 2001, no customer accounted for more than 10% of consolidated accounts receivable or total consolidated revenues.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE PERIOD ENDING DECEMBER 31, 2001
--------------------------------------------------------------------------------

         The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report.

RESULTS OF OPERATIONS NET REVENUES

         Revenues were $8.1 million and $1 million for the three-month period ended December 31, 2001 and 2000, respectively, an increase of $7.1 million or 703%. Revenues were $9.2 million and $1.8 million for the six-month period ended December 31, 2001 and 2000, respectively, an increase of $7.3 million or 398%. The increase in revenues was due primarily to the PEO revenues associated with the acquisition of SourceOne Group.

         Sales of imaging products were $891 thousand and $556 thousand for the three-month period ended December 31, 2001 and 2000, respectively, an increase of $335 thousand or 61%. Sales of imaging products were $1.8 million and $1.2 million for the six-month period ended December 31, 2001 and 2000, respectively, an increase of $548 thousand or 45%. The increase in product sales from the reported periods of 2001 to 2000 was due to an overall increase in the sales activities of the Company. The Company has devoted itself primarily to the resale of office products, including copiers, printers, and network solutions. However, the Company's lack of sufficient working capital has had, and may continue to have, a negative adverse effect on product sales.

         The Company had sales software sales, licensing fees, and royalties for the three-month period ended December 31, 2001 and 2000 of $145 thousand and $455 thousand, respectively. Software revenues fell by $310 thousand (69%). For the six-month period ended December 31, 2001 and 2000, software sales, licensing fees, and royalties were $350 thousand and $632 thousand, respectively, a reduction of $282 thousand (45%). The reduction in software revenues was due primarily to the absence of licensing and royalty income.

         Royalties and licensing fees vary from quarter to quarter and are dependent on the sales of the Company's products made by customers using ColorBlind software source code. However, ColorBlind software is sold by ITEC primarily as a packaged application, whether as a stand-alone application or to be bundled by our customers with hardware imaging products such as printers and copiers. At present, and in the future, royalties from the licensing of ColorBlind source code are not expected to be significant and will be reported as part of software sales.

COST OF PRODUCTS SOLD

         Cost of products sold were $646 thousand (73% of product sales) and $481 thousand (87% of product sales) for the period ended December 31, 2001 and 2000, respectively. For the six-month period ended December 31, 2001 and 2000, cost of products sold were $1.2 million (69% of product sales) and $924 thousand (76% of product sales), respectively.

                  The increase in margins is primarily due to changes in the Company's sales and distribution strategies. The Company has concentrated on sales of office products and software rather than its prior strategy of selling its own branded products, which, due to a variety of competitive factors, resulted in heavier discounting and lower margins. Management hopes to increase margins through adding more value to products it sells with software enhancements and offering training to its customers.

         Cost of software, licenses and royalties were $24 thousand (17%) for the three-month period ended December 31, 2001 and $54 thousand (16%) for the six-month period. Comparative results for the year-earlier period is not presented because it is currently impracticable to do so due to various reorganizations of the Company's accounting systems. A comprehensive accounting system is being implemented that should enable the Company to report such information in the future.

         Cost of PEO services were $6.8 million (96%) for the period ended December 31, 2001. The Company began providing these services pursuant to the acquisition of SourceOne Group on November 12, 2001. Accordingly, results are presented as of the date of acquisition.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses for the three-month period ended December 31, 2001 and 2000, respectively, were $2.1 million and $1.7 million. Selling, general and administrative expenses for the six-month period ended December 31, 2001 and 2000, respectively, were $3.6 million and $4 million.

         Selling, general and administrative expenses have consisted primarily of salaries and commissions of sales and marketing personnel, salaries and related costs for general corporate functions, including finance, accounting, facilities and legal, advertising and other marketing related expenses, and fees for professional services. For the three-month period ended December 31, the selling, general, and administrative expenses increased $416 thousand (25%) due primarily to additional costs associated with acquisitions, including its PEO subsidiary, SourceOne Group. However, for the six-month period ended December 31, 2001 and 2000, the Company reduced selling, general, and administrative expenses $486 thousand (12%) due primarily to reductions in engineering personnel, which were assigned to the support of certain ITEC-branded printer products, which have been suspended.

RESEARCH AND DEVELOPMENT

         Research and development costs were $64 thousand and $217 thousand for the three-month period ended December 31, 2001 and 2000, respectively; a decrease of $153 thousand (71%). For the six-month period ended December 31, 2001 and 2000, respectively, research and development costs were $136 thousand and $456 thousand; a decrease of $320 thousand (71%).

         The Company had been reducing its research and development costs during the past several quarters. It has suspended most of its engineering and licensing activities associated with OEM printer products and has re-directed its research and development costs toward the support of its ColorBlind software products.

LIQUIDITY AND CAPITAL RESOURCES

         Historically, the Company has financed its operations primarily through cash generated from operations, debt financing, and from the sale of equity securities. Additionally, in order to facilitate its growth and future liquidity, the Company has made some strategic acquisitions.

         As a result of some of the Company's financing activities, there has been a significant increase in the number of issued and outstanding shares. During the three-months period ended December 31 2001, the Company issued an additional 55.6 million shares. During the six-month period ended December 31, 2001, the Company issued an additional 55.7 million shares. These shares of common stock were issued primarily for raising capital due for corporate expenses in lieu of cash, and for acquisitions.

         During the quarter, ITEC issued 27,236,338 common shares to holders of convertible notes payable at an average conversion price of $0.018 per share.

         ITEC issued during the quarter 9,898,666 registered common shares for legal and consulting at a warrant conversion average price of $0.03 per share pursuant to previously registrations under Form S-8. The Company recognized $294,491 in expenses as a result of the conversions.

         Registered warrants, exercised during the quarter at an average price of $0.023 per share, amounted to 5,667,277 common shares. The Company received $131,575 in cash.

         As the result of beneficial conversions of convertible notes payable to common stock, during the quarters ended December 31 and September 30, 2001, $85,719 and $579,699 was charged to interest expense respectively.

         As of December 31, 2001, the Company had negative working capital of $19.7 million, an increase of approximately $2.8 million (17%) in working capital as compared to June 30, 2001. This increase was due primarily to increases in short-term debt.

         Net cash used in operating activities increased $318 thousand (12%) to $3.1 million during the six-month period ended December 31, 2001, from $2.8 million during the year-earlier period, due primarily to costs associated with the Company's acquisition of SourceOne Group during the period.

         Net cash used in investing activities was $306 thousand during the six-month period ended December 31, 2001 as compared to net cash from investing activities of $171 thousand at June 30, 2001. The change was due primarily with the Company's cash investment for the SourceOne Group acquisition.

         Net cash from financing activities was $3.3 million for the six-month period ended December 31, 2001, an increase of $487 thousand or 18%. The increase is due primarily to the issuance of notes payable, which were used to finance continuing operations.

         The Company has no material commitments for capital expenditures. The Company's 5% convertible preferred stock (which ranks prior to the Company's common stock), carries cumulative dividends, when and as declared, at an annual rate of $50.00 per share. The aggregate amount of such dividends in arrears at December 31, 2001, was approximately $309 thousand.

         The Company's capital requirements depend on numerous factors, including market acceptance of the Company's products and services, the resources the Company devotes to marketing and selling its products and services, and other factors. The report of the Company's independent auditors accompanying the Company's June 30, 2001 financial statements includes an explanatory paragraph indicating there is a substantial doubt about the Company's ability to continue as a going concern, due primarily to the decreases in the Company's working capital and net worth. (Also see Note 2 to the Consolidate Financial Statements.)

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA FOR PERIOD ENDING JUNE 30, 2001 REPORT OF INDEPENDENT ACCOUNTANTS
===========================================================================

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF IMAGING TECHNOLOGIES CORPORATION

         We have audited the consolidated balance sheets of Imaging Technologies Corporation and its subsidiaries as of June 30, 2001, and 2000 and the related consolidated statements of operations, shareholders' net capital deficiency, and cash flows for each of the three years in the period ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imaging Technologies Corporation and its subsidiaries as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Note 1 to the financial statements describes various factors that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         As discussed in Note 1 to the financial statements, the Company changed its method of accounting for the beneficial conversion feature relating to certain preferred stock issued in the year ended June 30, 1999.

BOROS & FARRINGTON APC

San Diego, California
October 10, 2001

                IMAGING TECHNOLOGIES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 2001 AND 2000
                      (in thousands, except per share data)

                                     ASSETS

                                                             2001         2000
Current assets
  Cash                                                   $     35     $    291
  Accounts receivable, net                                     58          175
  Inventories                                                  50          203
  Prepaid expenses and other                                  259          333
                                                         ---------    ---------
          Total current assets                                402        1,002

Goodwill, net                                                 569            -
Property and equipment, net                                   241          531
Other                                                           -          150
                                                         ---------    ---------
                                                         $  1,212     $  1,683
                                                         =========    =========



                    LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities
  Borrowings under bank notes payable                    $  4,318     $  5,765
  Short-term debt                                           3,379        2,563
  Accounts payable                                          6,450        5,378
  Accrued expenses                                          3,175        1,828
                                                         ---------    ---------
          Total current liabilities                        17,322       15,534
                                                         ---------    ---------
Commitments and contingencies (Note 9)

Shareholders' net capital deficiency
  Series A convertible preferred stock, $1,000 par value,
7,500 shares                                                  420          420
    authorized, 420.5 shares issued and outstanding
  Common stock, $0.005 par value, 200,000,000 shares
    Authorized; 170,901,065 and 101,481,876 shares issued     864          507
and outstanding for years ending June 30, 2001 and 2000,
respectively
  Common stock warrants                                       475            -
  Paid-in capital                                          69,472       62,675
  Shareholder loans                                          (105)        (105)
  Accumulated deficit                                     (87,236)     (77,348)
                                                         ---------    ---------
          Total shareholders' deficiency                  (16,110)     (13,851)
                                                         ---------    ---------
                                                         $  1,212     $  1,683
                                                         =========    =========

                 See Notes to Consolidated Financial Statements.

                IMAGING TECHNOLOGIES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEARS ENDED JUNE 30, 2001, 2000, AND 1999
                      (in thousands, except per share data)

                                                                 2001              2000             1999
Revenues
     Sales of products                                       $  2,897          $  1,634         $ 16,417
     Licenses and royalties                                       555               788              730
                                                             ---------         ---------        ---------
                                                                3,452             2,422           17,147
                                                             ---------         ---------        ---------
Costs and expenses
     Cost of products sold                                      2,742             5,197           18,015
     Selling, general, and administrative                       8,720             7,780           13,707
     Research and development                                     250             1,929            2,033
     Special charges
        Charge for uncollectible receivables                        -                 -            2,233
        Restructuring costs                                         -                 -            2,948
                                                             ---------         ---------        ---------
                                                               11,712            14,906           38,936
                                                             ---------         ---------        ---------
Loss from operations                                           (8,260)          (12,484)         (21,789)
                                                             ---------         ---------        ---------
Other income (expense):
     Interest and finance costs, net                           (1,628)           (1,853)          (1,989)
     Other                                                                          139                -
                                                             ---------         ---------        ---------
                                                               (1,628)           (1,714)          (1,989)
                                                             ---------         ---------        ---------
Loss before income taxes                                       (9,888)          (14,198)         (23,778)
Provision for income tax                                            -                 -             (264)
                                                             ---------         ---------        ---------
Loss before discontinued operations, net of tax effect         (9,888)          (14,198)         (24,042)
Loss from discontinued operations                                   -                 -           (1,087)
                                                             ---------         ---------        ---------
Net loss before preferred stock dividend                       (9,888)          (14,198)         (25,129)
                                                             ---------         ---------        ---------

Preferred stock dividends                                         (21)              (21)          (4,055)
                                                             ---------         ---------        ---------
Net loss attributed to common shares                         $ (9,909)         $(14,219)        $(29,184)
                                                             =========         =========        =========

Net Loss

Loss per common share
     Continuing operations - basic and diluted               $  (0.08)         $  (0.20)        $  (1.81)
     Discontinued operations - basic and diluted                    -                  -           (0.07)
                                                             ---------         ---------        ---------
     Total                                                   $  (0.08)         $  (0.20)        $
                                                             =========         =========        =========
                                                                                                   (1.88)

Weighted average common shares                                131,488            70,269           15,498
                                                             =========         =========        =========
Weighted average common shares - assuming dilution            131,488            70,269           15,498
                                                             =========         =========        =========

                 See Notes to Consolidated Financial Statements.

                IMAGING TECHNOLOGIES CORPORATION AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF SHAREHOLDERS' NET CAPITAL DEFICIENCY
                    YEARS ENDED JUNE 30, 2001, 2000, AND 1999
                      (in thousands, except per share data)

                                 SERIES A   SERIES C   SERIES    COMMON
                                 PREFERRED  PREFERRED    D&E      STOCK    COMMON    PAID-IN
                                   STOCK      STOCK   PREFERRED  WARRANTS   STOCK    CAPITAL   LOANS     ACCUM.
                                                        STOCK                                            DEFICIT     TOTAL
                                 ---------  --------- ---------  --------  --------  -------  --------  ---------  ---------
  BALANCE, JUNE 30, 1998              $420    $2,360    $     -    $    -    $62     $35,859    $(110)   $(33,987)    $4,604

  Redemption of preferred stock          -    (2,360)         -         -      -        (870)                   -     (3,230)
  Issuance of preferred stock
      (900 shares)                       -          -     1,800         -      -           -         -          -      1,800
   Issuance of preferred stock
      (931 shares)                       -          -     4,655                -           -         -          -      4,655
  Issuance of common stock
    Cash (4,105,800 shares)              -          -         -         -     21       1,922         -          -      1,943
    Services (3,167,500 shares)          -          -         -         -     16       1,854         -          -      1,870
    Conversion of note payable
       (2,000,000 shares)                -          -         -         -     10         940         -          -        950
    Exercise of options and warrants
       (270,660 shares)                  -          -         -         -      1         269         -          -        270
  Stock issuance costs                   -          -         -         -      -        (170)        -          -       (170)
  Preferred stock dividend               -          -         -         -      -       4,034         -     (4,034)         -
  Collection of shareholder loans        -          -         -         -      -           -         5          -          5
  Net loss                               -          -         -         -      -           -         -    (25,129)   (25,129)
                                 ---------  ---------   -------  --------  --------  -------  --------   ---------  --------
  BALANCE, JUNE 30, 1999               420          -     6,455         -       110   43,838      (105)   (63,150)   (12,432)

  Conversion of Series D and E
  preferred stock                        -          -    (6,455)        -       296    6,159         -          -          -
      (1200 and 1,161 shares)
  Issuance of common stock
    Cash (15,686,366 shares)             -          -         -         -        78    7,898         -          -      7,976
    Services (2,445,221 shares)          -          -         -         -        12    2,040         -          -      2,052
    Conversion of liabilities
       (2,259,836 shares)                -          -         -         -        11    2,740         -          -      2,751
  Net loss                                                                                                (14,198)   (14,198)
                                 ---------  ---------   -------  --------  --------  -------  --------   --------   --------
  BALANCE, JUNE 30, 2000               420          -         -         -       507   62,675      (105)   (77,348)   (13,851)

  Issuance of common stock
    Cash (43,718,203 shares)             -          -         -         -       219    4,992         -          -      5,211
    Business acquisition
       (3,750,000 shares)                -          -         -         -        19      254         -          -        273
    Software purchase
       (1,200,000 shares)                -          -         -         -         6      219         -          -        225
    Services (4,386,666 shares)          -          -         -         -        22      351         -          -        373
    Conversion of liabilities
       (18,275,149 shares)               -          -         -         -        91      584         -          -        675
  Issuance of warrants                   -          -         -       508         -        -         -          -        508
  Exercise of warrants                   -          -         -       (33)        -       33         -          -          -
  Beneficial conversion on notes         -          -         -         -         -      364         -          -        364
  Net loss                               -          -         -         -         -        -         -     (9,888)    (9,888)
                                 ---------  ---------   -------  --------  --------  -------  --------  ---------  ---------
  BALANCE, JUNE 30, 2001         $     420  $       -   $     -       475  $    864  $69,472  $  (105)   $(87,236)  $(16,110)
                                 =========  =========   =======  ========  ========  =======  ========  =========  =========

                 See Notes to Consolidated Financial Statements.

                IMAGING TECHNOLOGIES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 2001, 2000, AND 1999
                      (in thousands, except per share data)

                                                               2001             2000              1999
                                                           ----------       ----------         ----------
Cash flows from operating activities
   Net loss                                                $  (9,888)       $ (14,198)         $ (25,129)
   Adjustments to reconcile net loss to net
   cash from operating activities
        Non-cash special charges                                   -                -              3,440
        Depreciation and amortization                            806              478                761
        Amortization of capitalized software                       -            2,851              3,951
        Stock issued for services                                373            2,052              1,870
        Cost attributed to warrants                              508                -                  -
        Interest from beneficial conversion feature              364                -                  -
        Provision for income taxes                                 -                -                250
        Changes in operating assets and liabilities
        Accounts receivable                                      117            1,784                (59)
        Inventories                                              153              349              5,197
        Prepaid expenses and other                               303              344                626
        Accounts payable and accrued expenses                  1,924             (347)             2,043
                                                           ----------       ----------         ----------
                 Net cash from operating activities           (5,340)          (6,687)            (7,050)
                                                           ----------       ----------         ----------
Cash flows from investing activities
      Prepaid licenses                                             -                -                (34)
      Capitalized software                                         -                -             (3,147)
      Capital expenditures                                      (171)             (23)              (222)
                                                           ----------       ----------         ----------
                 Net cash from investing activities             (171)             (23)            (3,403)
                                                           ----------       ----------         ----------

Cash flows from financing activities
    Net borrowings under bank notes payable                   (1,447)            (704)            (1,234)
    Issuance of other notes payable                            1,491                -              5,860
    Net proceeds from issuance of common stock                 5,211            7,976              2,213
    Net proceeds from issuance of preferred stock                  -                -              5,190
    Stock issuance costs                                           -                -               (170)
    Redemption of preferred stock                                  -                -             (3,230)
    Collection of shareholder loans                                -                -                  5
    Repayment of notes payable                                     -             (346)            (1,129)
                                                           ----------       ----------         ----------
               Net cash from financing activities              5,255            6,926              7,505
                                                           ----------       ----------         ----------
Net increase (decrease) in cash                                 (256)             216             (2,948)
   Cash, beginning of year                                       291               75              3,023
                                                           ----------       ----------         ----------
   Cash, end of year                                       $      35        $     291          $      75
                                                           ==========       ==========         ==========

                 See Notes to Consolidated Financial Statements.

                IMAGING TECHNOLOGIES CORPORATION AND SUBSIDIARIES
 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD ENDING JUNE 30, 2001
         (Dollar amounts expressed in thousands, except per share data)

NOTE 1.  OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS

         Imaging Technologies Corporation, formerly Personal Computer Products, Inc., a Delaware corporation, and its subsidiaries ("ITEC" or the "Company") design, develop, and sell high-quality digital imaging solutions and color management software products for use in graphics, publishing, digital photography, and other business and technical markets.

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of ITEC and its active subsidiaries, Eduadvantage.com, Inc., NewGen Imaging Systems, Inc. ("NewGen"), and Color Solutions, Inc. ("CSI"). All significant inter-company accounts and transactions have been eliminated.

CHANGE IN ACCOUNTING PRINCIPLE

         The accompanying financial statements have been adjusted to record the beneficial conversion feature of certain preferred stock issued in fiscal 1999. The effect of the adjustment as of June 30, 1999 and for the year then ended is that additional paid-in capital and accumulated deficit each increased by $4,034,000 and loss per share available to common shareholders increased from $1.62 to $1.88 per share due to recognition of the preferred stock dividend relating to the beneficial conversion feature.

GOING CONCERN CONSIDERATIONS

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. At June 30, 2001, and for the year then ended, the Company has experienced a net loss and has deficiencies in working capital and net worth that raise substantial doubt about its ability to continue as a going concern.

         On August 20, 1999, at the request of Imperial Bank, the Company's primary lender, the Superior Court of San Diego appointed an operational receiver who took control of the Company's day-to-day operations on August 23, 1999. On June 21, 2000, in connection with a settlement agreement reached with Imperial Bank, the Superior Court of San Diego issued an order dismissing the operational receiver.

         On October 21, 1999, Nasdaq notified the Company that it no longer complied with the bid price and net tangible assets/market capitalization/net income requirements for continued listing on The Nasdaq SmallCap Market. At a hearing on December 2, 1999, a Nasdaq Listing Qualifications Panel also raised public interest concerns relating to the Company's financial viability. The Company's common stock was delisted from The Nasdaq Stock Market effective with the close of business on March 1, 2000. As a result of being delisted from The Nasdaq SmallCap Market, stockholders may find it more difficult to sell common stock. This lack of liquidity also may make it more difficult to raise capital in the future. Trading of the Company's common stock is now being conducted over-the-counter through the NASD Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The Securities and Exchange Commission adopted regulations that generally define a "penny stock" as any equity security that has a market price of less than $5.00 per share. Additionally, if the equity security is not registered or authorized on a national securities exchange or the Nasdaq and the issuer has net tangible assets under $2,000,000, the equity security also would constitute a "penny stock." Our common stock does constitute a penny stock because our common stock has a market price less than $5.00 per share, our common stock is no longer quoted on Nasdaq and our net tangible assets do not exceed $2,000,000. As our common stock falls within the definition of penny stock, these regulations require the delivery, prior to any transaction involving our common stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. Furthermore, the ability of broker/dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

         The Company must obtain additional funds to provide adequate working capital and finance operations. However, there can be no assurance that the Company will be able to complete any additional debt or equity financings on favorable terms or at all, or that any such financings, if completed, will be adequate to meet the Company's capital requirements including compliance with the Imperial Bank settlement agreement. Any additional equity or convertible debt financings could result in substantial dilution to the Company's stockholders. If adequate funds are not available, the Company may be required to delay, reduce or eliminate some or all of its planned activities, including any potential mergers or acquisitions. The Company's inability to fund its capital requirements would have a material adverse effect on the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         The Company plans to overcome the circumstances that impact its ability to remain a going concern through a combination of increased revenues and decreased costs with interim cash flow deficiencies being addressed through additional equity financing. Since the removal of the operational receiver, the Company has been able to re-establish relationships with some of its past customers and distributors and establish relationships with new customers. These actions have increased revenues as reflected in recent quarterly reports. At the same time, the Company has been able to reduce costs by reducing the number of employees and terminating unprofitable operations, such as the design and fabrication of controller boards as an OEM supplier to other computer printer manufacturers, which had greatly diminished revenues over the past three years. The Company commenced a program to reduce its debt, which it will address more aggressively in the third and fourth quarters of its current fiscal year, partially through debt-to-equity conversions. Finally, the Company will continue to pursue the acquisition of business units that will be consistent with these measures. The Company anticipates that all of these initiatives will be carried out throughout the fiscal year ending June 30, 2002.

ACCOUNTING ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

INVENTORIES

         Inventories are valued at the lower of cost or market; cost being determined by the first-in, first-out method.

PROPERTY AND EQUIPMENT

         Property and equipment are recorded at cost. Depreciation, including amortization of assets recorded under capitalized leases, is generally computed on a straight-line basis over the estimated useful lives of assets ranging from three to seven years. Amortization of leasehold improvements is provided over the initial term of the lease, on a straight-line basis. Maintenance, repairs, and minor renewals and betterments are charged to expense. Depreciation and amortization expense for property and equipment was $689,000, $478,000 and $761,000 for the years ending June 30, 2001, 2000 and 1999, respectively.

LONG-LIVED ASSETS

         SFAS No. 121, "Accounting for the Impairment of long-lived Assets and for long-lived Assets to be disposed of" requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has adopted this statement and has determined that recognition of an impairment loss for applicable assets of continuing operations is not necessary.

GOODWILL

         Goodwill represents the cost in excess of the fair market value of the assets acquired from one unrelated company. Goodwill is being amortized on the straight-line basis over 3 years. Should events or circumstances occur subsequent to the acquisition of a business which bring into question the realizable value or impairment of the related goodwill, the Company will evaluate the remaining useful life and balance of goodwill and make adjustments, if required. The Company's principal consideration in determining impairment includes the strategic benefit to the Company of the particular assets as measured by undiscounted current and expected future operating income of that specified group of assets and expected undiscounted future cash flows. Should an impairment be identified, a loss would be reported to the extent that the carrying value of the related goodwill exceeds the fair value of that goodwill as determined by valuation techniques available in the circumstances. Amortization of goodwill was $117,000 for year ending June 30, 2001 and $0 for years ending June 30, 2000 and 1999.

REVENUE RECOGNITION

         The company recognizes revenue when it is realized or realizable and earned. The company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. Maintenance and subscription revenue is recognized ratably over the contract period. When the revenue recognition criteria required for distributor and reseller arrangements are not met, revenue is recognized as payments are received. Provisions are recorded for bad debts. No accrual has been made for sales returns because management believes that such amounts are immaterial. The Company's software arrangements do not contain multiple elements, and the Company does not offer post contract support.

WARRANTY COSTS

         Estimated costs related to product warranty are accrued at the time of sale and are included in cost of sales.

ADVERTISING COSTS

         The Company expenses advertising and promotion costs as incurred. During fiscal 2001, 2000, and 1999, the Company incurred advertising and promotion costs of approximately $224, $243, and $660 thousand, respectively.

RESEARCH AND DEVELOPMENT

         Research and development costs are charged to expense as incurred.

CAPITALIZED SOFTWARE AND DEVELOPMENT COSTS

         During fiscal 1999 the Company developed software technology and capitalized certain qualifying costs pursuant to the provisions of Statement of Financial Accounting Standards No. 86 "Accounting for Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". The capitalized software development costs were related to software contained in laser printer controllers. Costs incurred prior to the establishment of technological feasibility, or subsequent to the release to customers, were expensed as incurred. Capitalized software costs were amortized on a product-by-product basis. The annual amortization was the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or (b) the straight-line method over the estimated economic life of the product, generally three years. Amortization began when the product was available for general release to customers. Due to the financial difficulties discussed above, the Company has been unable to meet its sales goals regarding these products and management cannot provide any assurance that the Company can obtain the resources necessary to achieve future sales goals. Accordingly, the unamortized balance of capitalized software costs was charged to expense in fiscal 2000.

EARNINGS (LOSS) PER COMMON SHARE

         Basic earnings (loss) per common share ("Basic EPS") excludes dilution and is computed by dividing net income (loss) available to common shareholders (the "numerator") by the weighted average number of common shares outstanding (the "denominator") during the period. Diluted earnings (loss) per common share ("Diluted EPS") is similar to the computation of Basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, in computing the dilutive effect of convertible securities, the numerator is adjusted to add back the after-tax amount of interest recognized in the period associated with any convertible debt. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect on net earnings (loss) per share.

STOCK ISSUANCE COSTS

         Stock issuance costs including distribution fees, due diligence fees, wholesaling costs, legal and accounting fees, and printing are capitalized before the sale of the related stock and then charged against gross proceeds when the stock is sold.

DEBT ISSUANCE COSTS

         Debt issuance costs are capitalized and amortization is provided over the life of the related debt using the straight-line method.

STOCK-BASED COMPENSATION

         In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation ("FAS 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25,
"Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock option plans. Under APB 25, if the exercise price of the Company's employee stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation is recognized. Information regarding the Company's pro forma disclosure of stock-based compensation pursuant to FAS 123 may be found in Note 9.

INCOME TAXES

         The Company recognizes a liability or asset for the deferred tax consequences of temporary differences between the tax bases of assets or liabilities and their reported amounts in the financial statements. These temporary differences will result in taxable or deductible amounts in future years when the reported amounts of the assets or liabilities are recovered or settled. The deferred tax assets are reviewed for recoverability and valuation allowances are provided, as necessary.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments" requires the disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. The carrying value of the financial instruments on the consolidated balance sheets are considered reasonable estimates of the fair value.

CONCENTRATION OF CREDIT RISK

         The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may have exceeded FDIC insured levels at various times during the year. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

COMPREHENSIVE INCOME

         SFAS No. 130 "Reporting Comprehensive Income" establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of June 30, 2001, 2000 and 1999, the Company had no items that represent comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

         Effective October 1, 2000, the Company adopted Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"), which summarizes the SEC's interpretation of applying generally accepted accounting principles to revenue recognition in the financial statements. The adoption of SAB No. 101 did not have a material impact on the Company's consolidated financial position or the results of operations.

         On June 29, 2001, Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations", was approved by the Financial Accounting Standards board ("FASB"). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. The Company is required to implement SFAS No. 141 on July 1, 2001 and it has not determined the impact, if any, that this statement will have on its consolidated financial position or results of operations.

         On June 29, 2001, SFAS No. 142, "Goodwill and Other Intangible Assets", was approved by the FASB. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. The Company is required to implement SFAS No. 142 on January 1, 2002 and it has not determined that impact, if any, that this statement will have on its consolidated financial position or results of operations.

RECLASSIFICATIONS

         Certain prior year financial statement classifications have been reclassified to conform with the current year's presentation.

NOTE 2.  SPECIAL CHARGES
CHARGE FOR UNCOLLECTIBLE RECEIVABLES

         In fiscal 1999, the Company took a charge for uncollectible receivables of $2,233 thousand. The charge resulted primarily because, in management's opinion, certain distributors and other customers took advantage of the Company's poor financial condition and the presence of the operational receiver to refuse payment on various grounds including charge backs and product performance.

RESTRUCTURING OF OPERATIONS

         In fiscal 1999, the Company incurred additional charges relating to its restructuring plan including $1,367 thousand relating to personnel reduction costs, $1,207 thousand relating to the write-down of inventory, licenses, and other assets that are not central to the Company's core business; and $374 thousand relating to the consolidation of facilities.

         All of the above restructuring charges were paid in the period in which the charges were recorded. Management expects that the restructuring and consolidation of operations would result in personnel savings of approximately $1.1 million and facility savings of approximately $300 thousand.

NOTE 3. COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

         The following  summarizes certain financial  statement captions at June
30:

                                                             2001          2000
Accounts receivable
          Trade                                              $375          $334
          Less allowance for doubtful accounts               (317)         (159)
                                                           -------      --------
                                                              $58          $175
                                                           =======      ========
Change in allowance for doubtful accounts
          Balance, beginning of year                         $159        $2,252
          Provision for bad debts                             266           404
          Write-off of bad debts                            (108)        (2,497)
                                                           -------      --------
          Balance, end of year                               $317          $159
                                                           =======      ========
Inventories
          Materials and supplies                              $10           $87
          Finished goods                                       40           116
                                                           -------      --------
                                                              $50          $203
                                                           =======      ========
Property and equipment
          Computers and other equipment                      $915        $2,366
          Office furniture and fixtures                        57           510
                                                                -           141
                                                           -------      --------
                                                              972         3,017
          Less accumulated depreciation and amortization     (731)       (2,486)
                                                           -------      --------
                                                             $241          $531
                                                           =======      ========
Accrued liabilities
          Compensation and employee benefits                 $977          $631
          Interest                                          1,998         1,016
          Other                                               200           181
                                                           -------      --------
                                                           $3,175         $1,828
                                                           =======      ========


Depreciation and amortization expense for property and equipment was $689,000 and $478,000 for the years ending June 30, 2001 and 2000, respectively.

NOTE 4. SUPPLEMENTAL DISCLOSURES OF CASH FLOWS

                                                          2001              2000             1999
Non-cash financing activities
     Conversion of preferred stock into common stock     $    -           $ 6,455           $     -
     Conversion of notes payable into preferred stock         -                 -             1,000
     Conversion of notes payable into common stock          675             2,101               950
     Conversion of accounts payable and accrued
          liabilities into preferred stock                    -               650               265
     Stock issued for purchase of software                  225                 -                 -
     Net assets acquired in business combinations
          Prepaid and other                                  79                 -                 -
          Property and equipment                              3                 -                 -
          Goodwill                                          686                 -                 -
          Accounts payable and accrued liabilities         (495)                -                 -
Supplemental disclosure of cash flow information
          Cash paid during the year for interest            283             1,455             1,371
          Cash paid  during  the year for income taxes        -                 5                23

NOTE 5. SHORT-TERM DEBT
PAYABLE TO BANKS

         On June 6, 2000, the Company entered into a settlement agreement with Imperial Bank ("Imperial"). Under this agreement, the Company shall pay $150,000 per month until the balance is paid in full. Payments have been reduced to $100,000 per month through January 2002. Due to the uncertainty regarding the Company's ability to meet its obligations under this agreement as discussed above under going concern considerations, the debt has been classified as current. The debt shall not bear interest as long as the Company is making timely payments. The debt is collateralized by substantially all assets of the Company.

         The Company owes Export-Import Bank ("Ex-Im") $1,680,000 plus interest under a Working Capital Guarantee Facility whereby Imperial made a demand upon Ex-Im who responded by making a claim payment to Imperial. Ex-Im has made a demand for immediate payment.

         The weighted average interest rate on short-term borrowings outstanding at June 30, 2001 and 2000 was 11.1% and 12.3%, respectively.

NOTES PAYABLE

         The following summarizes short-term notes payable at June 30:


                                                                                            2001        2000
Payable to suppliers, 10%                                                                $    41     $     -
Advances from stockholders, non interest bearing                                             750         150
Legal settlement, 10%                                                                        913         913
Payable to stockholders, 8%, convertible into common stock at an price
     Average price of 70% of fair market value                                               175           -
Payable to a former director, 16%                                                          1,500       1,500
                                                                                         -------     -------
                                                                                         $ 3,379     $ 2,563
                                                                                         =======     =======

         The note payable of $913,000 represents the balance owing on a $1.3 million legal settlement relating to certain advances from stockholders. The Company has an agreement to repay the note through the issuance of common stock at the then current fair value.

8% CONVERTIBLE NOTES PAYABLE

         On December 12, 2000, the Company entered into a Convertible Note Purchase Agreement with Amro International, S.A., Balmore Funds, S.A. and Celeste Trust Reg. Pursuant to this agreement, the Company sold to each of the purchasers convertible promissory notes in the aggregate principal amount of $850,000 bearing interest at the rate of eight percent (8%) per annum, due December 12, 2003, each convertible into shares of the Company's common stock. Interest shall be payable, at the option of the purchasers, in cash or shares of common stock. At any time after the issuance of the notes, each note is convertible into such number of shares of common stock as is determined by dividing (a) that portion of the outstanding principal balance of the note as of the date of conversion by (b) the lesser of (x) an amount equal to seventy percent (70%) of the average closing bid prices for the three (3) trading days prior to December 12, 2000 and (y) an amount equal to seventy percent (70%) of the average closing bid prices for the three (3) trading days having the lowest closing bid prices during the thirty (30) trading days prior to the conversion date. The Company has recognized interest expense of $364,000 relating to the beneficial conversion feature of the above notes. Additionally, the Company issued a warrant to each of the purchasers to purchase 10,040,160 shares of the Company's common stock at an exercise price equal to $.075 per share. The purchasers may exercise the warrants through December 12, 2005. During fiscal 2001, notes payable of $675,000 were converted into the Company's common stock.

NOTE 6. SHAREHOLDERS' EQUITY

5% SERIES A CONVERTIBLE PREFERRED STOCK

         Holders of the 5% convertible preferred stock ("Series A") are entitled to receive, when and as declared by the Board of Directors, but only out of amounts legally available for the payment thereof, cumulative cash dividends at the annual rate of $50.00 per share, payable semi-annually.

         The 5% convertible preferred stock is convertible, at any time, into shares of the Company's common stock, at a price of $17.50 per common share. This conversion price is subject to certain anti-dilution adjustments, in the event of certain future stock splits or dividends, mergers, consolidations or other similar events. In addition, the Company shall reserve, and keep reserved, out of its authorized but unissued shares of common stock, sufficient shares to effect the conversion of all shares of the 5% convertible preferred stock.

         In the event of any involuntary or voluntary liquidation, dissolution, or winding up of the affairs of the Company, the 5% convertible preferred stockholders shall be entitled to receive $1,000 per share, together with accrued dividends, to the date of distribution or payment, whether or not earned or declared.

         The 5% convertible preferred stock is callable, at the Company's option, at call prices ranging from $1,050 to $1,100 per share. No call on the 5% convertible preferred stock was made during fiscal 2001, 2000, or 1999. As of June 30, 2001, the accumulated dividend in arrears was approximately $309,000 thousand on the Series A.

SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK

         On August 21, 1997, the Company closed a private placement of its newly designated Series C Redeemable Convertible Preferred Stock ("Series C Shares") in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"). In the initial closing of $5 million, ITEC issued 500 Series C Shares and warrants to purchase up to 200,000 shares of the Company's common stock. After satisfying certain holding periods, each of the newly issued Series C Shares is convertible, at the option of its holder, into shares of Common Stock of the Company based upon a conversion price equal to $9.00 or if lower, the lowest closing market price of the Company's Common Stock during the 7 trading days prior to the conversion date. The warrants have an exercise price of $7.50 per share. Subject to certain additional conditions, the Company had the right to call for a second round of financing up to an aggregate amount of $5 million, beginning on and including January 1, 1998 and ending June 30, 1998. This additional round of financing would have involved the issuance of up to an additional 500 Series C Shares and warrants for the purchase of up to 200,000 shares of Common Stock. Additionally, purchasers of the Series C Shares were entitled to purchase additional Series C Shares up to 40% of the number of Series C Shares held by each investor on December 31, 1997.

         During fiscal 1998, 264 shares of Series C Shares were converted into 958,598 shares of common stock. On September 25, 1998, the Company redeemed all outstanding shares of the Series C Convertible Preferred Stock.

SERIES D CONVERTIBLE PREFERRED STOCK

         On January 13, 1999, the Company entered into a Securities Purchase Agreement (the "Series D Agreement") with certain investors contemplating a potential funding of up to $2.4 million (the "Series D Funding"). The Series D Funding provides for the private placement by the Company of up to 1,200 units (the "Units"), each Unit consisting of (i) one share of Series D Convertible Preferred Stock (the "Series D Stock") and (ii) 2,000 warrants (the "Series D Warrants" and, collectively, with the Series D Stock, the "Series D Securities") exercisable for shares of Common Stock. Pursuant to the Series D Agreement, the Company issued 900 units during fiscal 1999 for consideration totaling
$1,800,000. The Series D Stock is convertible into shares of the Company's Common Stock at the lesser of (A) $.50 and (B) an amount equal to 70 percent of the closing bid price per share of Common Stock on the Nasdaq SmallCap Market (the "Series D Closing Price") for the three trading days having the lowest closing price during the 30 trading days prior to the date on which the investor gives to the Company a notice of conversion of Series D Stock; except that all Series D Stock converted prior to February 26, 1999 would be converted at $.50. However, each of the investors has agreed that in no event shall it be permitted to convert any shares of Series D Stock in excess of the number of such shares upon the conversion of which, the sum of (i) the number of shares of Common Stock owned by such investor (other than shares of Common Stock issuable upon conversion of Series D Stock or upon exercise of Series D Warrants) plus (ii) the number of shares of Common Stock issuable upon conversion of such shares of Series D Preferred Stock or exercise of Series D Warrants, would be equal to or exceed 9.999 percent of the number of shares of Common Stock then issued and outstanding, including the shares that would be issuable upon conversion of the Series D Stock or exercise of Series D Warrants held by such investor. Each investor in Series D Stock shall have the right to vote, except as otherwise required by Delaware law, on all matters on which holders of Common Stock have the right to vote on with each such investor having the right to cast one vote for each whole share of Common Stock into which each share of the Series D Preferred Stock held by such investor is convertible immediately prior to the record date for the determination of stockholders entitled to vote; provided, however, that in no event shall a holder be entitled to vote more than 9.999 percent of the number of shares entitled to be voted on any matter. Series D Warrants are immediately exercisable upon issuance at an exercise price of $.875 per share and expire five years after the date of their issuance. In fiscal 2000, the issued and outstanding shares of Series D Stock was converted into 19,812,410 shares of common stock.

SERIES E CONVERTIBLE PREFERRED STOCK

         In fiscal 1999, the Company entered into a Securities Purchase Agreement (the "Series E Agreement") and an Exchange Agreement (the "Exchange Agreement") (together the "Series E Funding") with certain investors (including one of whom is a director of the Company) that provided funding and exchange of indebtedness of $4,655,000. The Series E Funding provided for the private placement by the Company of up to 1,250 units (the "Units"), each Unit consisting of (i) one share of Series E Convertible Preferred Stock (the "Series E Stock") and (ii) 5,000 warrants (the "Series E Warrants" and, collectively, with the Series E Stock, the "Series E Securities") exercisable for shares of Common Stock. The Series E Stock is convertible into shares of the Company's Common Stock at the lesser of (A) $.50 and (B) an amount equal to 70 percent of the closing bid price per share of Common Stock on the Nasdaq SmallCap Market (the "Series E Closing Price") for the three trading days having the lowest closing price during the 30 trading days prior to the date on which the applicable investor gives to the Company notice of conversion of Series E Stock; except that all Series E Stock converted prior to February 26, 1999 would be converted at $.50. Each investor in Series E Stock shall have the right to vote, except as otherwise required by Delaware law, on all matters on which holders of Common Stock have the right to vote on with each such investor having the right to cast one vote for each whole share of Common Stock into which each share of the Series E Preferred Stock held by such investor is convertible immediately prior to the record date for the determination of stockholders entitled to vote. The Series E Warrants are immediately exercisable upon issuance at an exercise price of $.875 per share and expire five years after their date of issuance. In fiscal 2000, the issued and outstanding shares of Series E Stock was converted into 33,841,035 shares of common stock.

PRIVATE EQUITY LINE OF CREDIT AGREEMENT

         On July 5, 2000, the Company entered into a Private Equity Line of Credit Agreement with Impany Investment Limited ("Impany"). Pursuant to this agreement, the Company has the right, subject to certain conditions, to sell up to $36,000,000 of common stock over the next two years to Impany, which Impany may resell to the public under a registration statement filed with the SEC in September 2000. Beginning on the date the registration statement is declared effective by the SEC, and continuing for two years thereafter, the Company may in its sole discretion sell, or put, shares of our common stock to Impany. From time to time during the two-year term, the Company may make 18 monthly draw downs, by giving notice and requiring Impany to purchase shares of our common stock, for the draw down amount. Impany's purchase price will be based upon the average of the three lowest closing bid prices of the common stock over the period of five (5) trading days during which the purchase price of the common stock is determined with respect to the put date, which period shall begin two
(2) trading days prior to the put date and end two (2) trading days following the put date. During fiscal 2001, the Company sold $750,000 of common stock under this agreement. Funding under this agreement is not currently available to the Company.

COMMON STOCK WARRANTS

         The Company, from time-to-time, grants warrants to employees, directors, outside consultants and other key persons, to purchase shares of the Company's common stock, at an exercise price equal to no less than the fair market value of such stock on the date of grant. The terms and vesting of these warrants are determined by the Board of Directors on a case-by-case basis. The vesting period is generally 48 months. However, during fiscal 2000 the Board has accelerated vesting in order to induce the exercise of warrants and thereby raise needed capital. Accordingly, all outstanding warrants have been treated as exercisable at June 30, 2001.

         In August 2000, the Company issued "retention" warrants to employees that allow the purchase of up to 3,321,000 shares of common stock at a purchase price of $.01 per share. These warrants become exercisable in January 2001 for those employees who have remained employed by the Company through that period. The value of these warrants was estimated at $175,000 using the Black-Scholes option pricing model.

         In August 2000, the Company issued warrants to officers and key employees that allow the purchase of 2,136,000 shares of common stock at a purchase price of $0.30 per share. These warrants are exercisable immediately. The value of these warrants was estimated at $65,000 using the Black-Scholes option pricing model.

         In December 2000 in connection with the issuance of a convertible note payable, the Company issued warrants to purchase 10,040,000 shares of the Company's common stock at an exercise price equal to $.075 per share. The purchasers may exercise the warrants through December 12, 2005. The value of these warrants was estimated at $123,000 using the Black-Scholes option pricing model.

         In connection with the Private Equity Line of Credit Agreement, the Company issued a warrant on July 5, 2000 to Impany to purchase up to 2,000,000 shares of its common stock at an exercise price equal to $.57 per share. Impany may exercise the warrant through January 5, 2003. The value of these warrants was estimated at $145,000 using the Black-Scholes option pricing model.

         The following is a summary of the warrant activity:

                                      PRICE PER        UNDERLYING COMMON
                                        SHARE                SHARES

June 30, 1998                         $1.00 - $7.50            4,484
          Granted                     $1.13 - $4.00            2,185
          Exercised                   $1.00 - $1.00             (271)
          Canceled                    $1.90 - $7.50             (658)
                                                             --------

June 30, 1999                         $1.00 - $7.50            5,740
          Granted                     $0.40 - $0.91            8,773
          Exercised                   $0.87 - $2.03           (3,570)
          Canceled                    $1.00 - $6.25             (585)
                                                             --------

June 30, 2000                         $0.41 - $7.50           10,358
          Granted                     $0.01 - $0.59           17,497
          Exercised                   $0.01 - $0.40           (6,359)
          Canceled                    $1.00 - $7.50             (677)
                                                             -------

June 30, 2001                         $0.01 - $6.25           20,819
                                                             ========

Exercisable at June 30, 2001          $0.01 - $6.25           20,819
                                                             ========

COMMON STOCK OPTION PLANS

         In July 1984 ("1984 Plan"), November 1987 ("1988 Plan") and September, 1996 ("1997 Plan"), the Company adopted stock option plans, under which incentive stock options and non-qualified stock options may be granted to employees, directors, and other key persons, to purchase shares of the Company's common stock, at an exercise price equal to no less than the fair market value of such stock on the date of grant, with such options exercisable in installments at dates typically ranging from one to not more than ten years after the date of grant.

         Under the terms of the 1988 and 1997 Plans, loans may be made to option holders which permit the option holders to pay the option price, upon exercise, in installments. A total of 212,000 and 1,000,000 shares of common stock are authorized for issuance under the 1988 and 1997 Plans, respectively.

         No shares are available for future issuance under the 1984 Plan due to the expiration of the plan during 1994. As of June 30, 1999, options to acquire 2,000 shares were outstanding under the 1984 Plan and options to acquire 670,000 shares remained available for grant under the 1988 and 1997 Plans.

         In addition, the Board of Directors, outside the 1984, 1988 and 1997 Plans ("Outside Plan"), granted to employees, directors and other key persons of ITEC or its subsidiaries options to purchase shares of the Company's common stock, at an exercise price equal to no less than the fair market value of such stock on the date of grant. Options are exercisable in installments at dates typically ranging from one to not more than ten years after the date of grant.

         In October 1995, the Board of Directors authorized the exercise price for employee options and warrants to be reduced to the current market value. Accordingly, the exercise price on an aggregate of 18,220 and 275,000 options under the 1988 and Outside Plans, respectively, were canceled and reissued at an exercise price of $1.00 per share.

COMMON STOCK PURCHASE PLAN

         The 1997 Employee Stock Purchase Plan ("Purchase Plan") was approved by the Company's shareholders in September 1996. The Purchase Plan permits employees to purchase the Company's common stock at a 15% discounted price. The Purchase Plan is designed to encourage and assist a broad spectrum of employees of the Company to acquire an equity interest in the Company through the purchase of its common stock. It is also intended to provide participating employees the tax benefits under Section 421 of the Code. The Purchase Plan covers an aggregate of 500,000 shares of the Company's common stock.

         All employees, including executive officers and directors who are employees, customarily employed more than 20 hours per week and more than five months per year by the Company are eligible to participate in the Purchase Plan on the first enrollment date following employment. However, employees who hold, directly or through options, five percent or more of the stock of the Company are not eligible to participate.

         Participants may elect to participate in the Purchase Plan by contributing up to a maximum of 15 percent of their compensation, or such lesser percentage as the Board may establish from time to time. Enrollment dates are the first trading day of January, April, July and October or such other dates as may be established by the Board from time to time. On the last trading day of each December, March, June and September, or such other dates as may be established by the Board from time to time, the Company will apply the funds then in each participant's account to the purchase of shares. The cost of each share purchased is 85 percent of the lower of the fair market value of common stock on (i) the enrollment date or (ii) the purchase date. The length of the enrollment period may not exceed a maximum of 24 months. No participant's right to acquire shares may accrue at a rate exceeding $25,000 of fair market value of common stock (determined as of the first trading day in an enrollment period) in any calendar year. No shares have been issued under the Purchase Plan.

STOCK OPTION ACTIVITY

         The following is a summary of the stock option activity:

                                    1994, 1988 AND 1997 PLANS                     OTHER OPTION
                                 PRICE PER        UNDERLYING COMMON        PRICE PER        UNDERLYING COMMON
                                   SHARE                SHARES               SHARE                SHARES

JUNE 30, 1998                    $1.00 - $8.45           396                  $1.00                 195
          Granted                $0.91 - $1.90           619
          Exercised                                        -
          Canceled               $1.06 - $6.90          (195)                 $1.00                  (2)
                                                      -------                                     ------

JUNE 30, 1999                    $0.91 - $8.45           820                  $1.00                 193
          Granted                $0.14 - $0.34         1,340
          Exercised              $0.14 - $1.19        (1,265)                 $1.00                (138)
          Canceled               $0.91 - $8.45          (660)                 $1.00                 (55)
                                                      -------                                     ------

JUNE 30, 2000                    $0.91 - $8.45           235                                          -
          Granted                $0.14 - $0.34             -                                          -
          Exercised              $0.14 - $1.19             -                                          -
          Canceled               $0.91 - $8.45           (73)                                         -
                                                      -------                                     ------

JUNE 30, 2001                    $0.34 - $7.50           162                                          -
                                                      -------                                     ------

EXERCISABLE AT JUNE 30, 2001     $0.34 - $7.50           147                                          -
                                                      =======                                     ======

         At June 30, 2001, the weighted average price per share of outstanding options was $1.41 and the weighted average price per share of exercisable options was $1.27.

ACCOUNTING FOR STOCK-BASED COMPENSATION

         The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plans. The Company has opted under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") to disclose its stock-based compensation with no financial effect. The pro forma effects of applying SFAS 123 in this initial phase-in period are not necessarily representative of the effects on reported net income or loss for future years. Had compensation expense for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS 123, the Company's pro forma net income (loss) and net income (loss) per share would have been as follows for the years ended June 30:

                                       2001              2000             1999
Net income (loss)
          As reported             $ (9,909)        $ (14,219)        $ (29,184)
          Pro forma                 (9,909)          (16,000)          (30,500)

Basic earnings (loss) per share
          As reported             $  (0.08)        $   (0.20)        $   (1.88)
          Pro forma                  (0.08)            (0.23)            (1.96)

         The weighted average fair value of the options granted during fiscal years 2000 and 1999 is estimated on the date of grant using the Black-Scholes option pricing model. No options were granted in fiscal 2001. The weighted average fair values and weighted average assumptions used in calculating the fair values were as follows for the years ended June 30:

                                        2001              2000             1999
Fair Value of options granted            N/a          $   2.50         $   2.50
Risk free interest rate                  N/a                6%               6%
Expected life (years)                    N/a                3                3

Expected volatility                      N/a               95%              95%
Expected dividends                       N/a                 -                -

STOCK ISSUED FOR SERVICES

         During the years ended June 30, 2001, 2000, and 1999, due to cash flow problems as discussed in Note 1 "Going Concern Considerations," the Company issued common stock to pay for legal and consulting services rendered in the normal course of business. There were no vesting requirements associated with these stock issuances. In accordance with EITF 96-18, the fair value of equity instruments in all nonemployee awards is measured based on the Company's stock price and the measurement date is the earlier of the date on which the issuer and the counterparty reach a commitment for the counterparty's performance to earn the equity instruments and the counterparty's performance is considered probable or the date on which the counterparty's performance is concluded. The related assets or expenses are recognized in the same period and in the same manner as if the issuer had paid for the goods or services in cash. For the years ending June 30, 2001, 2000 and 1999, respectively, 4,386,666, 1,445,221 and 3,167,500 shares of the Company's common stock were issued for services totaling approximately $373,000, $2,052,000 and $1,870,000, respectively.

NOTE 7.  SEGMENT AND GEOGRAPHIC INFORMATION (IN THOUSANDS)

         During fiscal 2001, the Company managed and internally reported the Company's business as three reportable segments, principally, (1) imaging products and accessories, (2) imaging software, and (3) e-commerce. During fiscal 2000 and 1999, it is not practicable to discern revenues and operating results by segment due to the prior organizational structure and accounting systems.

         Segment information for the year ended June 30, 2001 is as follows:

                                    IMAGING
                                    PRODUCTS &        IMAGING        E-COMMERCE
                                   ACCESSORIES       SOFTWARE
2001
    Revenues                           $1,973            $559              $920
    Operating income (loss)           (8,341)             387             (306)

         Additional information regarding revenue by products and service groups is not presented because it is currently impracticable to do so due to various reorganizations of the Company's accounting systems. A comprehensive accounting system is being implemented that should enable the Company to report such information in the future.

         As of and during the years ended June 30, 2001, 2000, and 1999 no customer accounted for more than 10% of consolidated accounts receivable or total consolidated revenues.

         Net sales from principal geographic areas were as follows:

                                   2001            2000             1999
                                   ----            ----             ----

Europe                         $     82        $     28         $    981
Asia                                633              23            1,530
Others                               34              41              326
                               --------        --------         --------
Total export sales                  749              92            2,837
Domestic sales                    2,703           2,330           14,310
                               --------        --------         --------
 Total sales                   $  3,452        $  2,422         $ 17,147
                               ========        ========         ========


         Receivables from export sales at December 31, 2001 and 2000 were approximately $10 and $12 thousand, respectively.

NOTE 8. INCOME TAXES

         The Company's provision for income taxes is accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under the SFAS 109 asset and liability method, deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is then provided for deferred tax assets which are more likely than not to not be realized.

         The benefit (provision) for income taxes is as follows for the years ended June 30:

                                               2001          2000          1999

    Current - State                     $         -      $      -      $      -
    Deferred benefit                              -             -          (241)
                                            -------       -------       -------
                                           $      -      $      -      $   (264)
                                            =======       =======       =======

         The components of deferred income taxes are as follows at June 30:

                                               2001          2000          1999
   Deferred tax assets

        Net operating loss carryforwards   $ 30,000      $ 25,000      $ 20,000
        Other                                   500           850         1,369
                                            -------       -------       -------
                                             30,500        25,850        21,369
   Valuation allowance                      (30,500)      (25,850)      (21,369)
                                            -------       -------       -------
                                           $      -      $      -      $      -
                                            =======       =======       =======

         The Company's federal and state net operating loss carryforwards expire in various years through 2016. The Company has made numerous equity issuances that could result in limitations on the annual utilization of the Company's net operating loss carryforwards. The Company has not performed an analysis to determine the effect of such changes.

         The provision for income taxes results in an effective rate which differs from the federal statutory rate. A reconciliation between the actual tax provision and taxes computed at the statutory rate is as follows for the years ended June 30:

                                               2001          2000          1999
    Benefit (provision) at federal
     statutory income tax rate             $  2,808      $  4,827      $  8,544
    Losses for which no current
     benefit is available                    (2,808)       (4,827)       (8,544)
    State income taxes                            -             -           (23)
                                            -------       -------       -------
                                           $      -      $      -      $     23
                                            =======       =======       =======

NOTE 9. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENT

         The Company leases its operating facilities under a lease agreement that expires in October 2003. In addition, the Company leases other facilities and equipment under short-term leases. Total rental expense was approximately $457 thousand in fiscal 2001, $606 thousand in fiscal 2000, and $579 thousand in fiscal 1999.

         Future minimum lease payments under this long-term non-cancelable operating lease was as follows:

YEAR ENDING JUNE 30,

2002                                            $  327
2003                                               340
2004                                               115
                                                   ---
                                                $  782
                                                 =====

LEGAL MATTERS

         On or about October 7, 1999, the law firms of Weiss & Yourman and Stull, Stull & Brody made a public announcement that they had filed a lawsuit against us and certain current and past officers and/or directors, alleging violation of federal securities laws during the period of April 21, 1998 through October 9, 1998. On or about November 17, 1999, the lawsuit, filed in the name of Nahid Nazarian Behfarin, on her own behalf and others purported to be similarly situated, was served on us. A motion to dismiss the lawsuit was granted on February 16, 2001 on our behalf and those individual defendants that have been served. However, on or about March 19, 2001, an amended complaint was filed by Nahid Nazarian Behfarin, Peter Cook, Stephen Domagala and Michael S. Taylor, on behalf of themselves and others similarly situated. On or about March 20, 2001, we once again filed a motion to dismiss the case along with certain other individual defendants. The motion was denied and an answer to the complaint has been filed on behalf of the company and certain individual defendants. We believe these claims are without merit and we intend to vigorously defend against them on our behalf as well as on behalf of the other defendants. The defense of this action has been tendered to our insurance carriers.

         Throughout fiscal 1999, 2000 and 2001, and through the date of this filing, approximately fifty trade creditors have made claims and/or filed actions alleging the failure of us to pay our obligations to them in a total amount exceeding $3 million. These actions are in various stages of litigation, with many resulting in judgments being entered against us. Several of those who have obtained judgments have filed judgment liens on our assets. These claims range in value from less than one thousand dollars to just over one million dollars, with the great majority being less than twenty thousand dollars. The accompanying financial statements include an accrual of approximately $1,050,000 for judgments, costs, and fees.

         Furthermore, from time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. Although it is not possible to determine the final outcome of these matters, the resulting liability, if any, could have a material adverse effect on the Company's operations or financial position.

NOTE 10. RELATED PARTY TRANSACTIONS

         A former director receives compensation as a consultant to the Company on corporate matters and investment banking issues under an agreement expiring in June 2002. These consulting fees amounted to $56 thousand in fiscal 2000 and 1999 and $120 thousand in fiscal 1998. Effective July 1, 1998, the annual consulting fee under the agreement has been reduced to $56 thousand. During fiscal 1998, as consideration for services provided relating to the private placement of the Series C Preferred Stock, this former director received commissions and expense reimbursement totaling $200 thousand of which $100 thousand was paid in cash and $100 thousand was used to exercise warrants for 100,000 shares at a price of $1.00 per share.

         In June 1998, a director of the Company loaned $1 million to the Company under a 10% note payable due on or after December 31, 1998 and convertible into the Company's common stock at the lesser of $2.36 per share or 85% of the volume weighted trade price on the date of conversion. In fiscal 1999, this loan plus accrued interest and directors fees totaling $265 thousand were converted into 253 shares of Series E Preferred Stock.

NOTE 11.  BUSINESS ACQUISITIONS

         Effective December 1, 2000, the Company acquired all of the outstanding shares of Eduadvantage.com in exchange for 3,500,000 of the Company's common stock valued at approximately $273,000. Eduadvantage.com is a California corporation that is primarily engaged in a web-based business. The acquisition has been accounted for as a purchase transaction. The following summarized the net assets acquired:

     Assets
       Receivables                         $  79
       Equipment                               3
       Goodwill                              686
                                           -----
                                             768

     Less assumption of liabilities         (495)
                                           -----
     Net assets acquired                    $273
                                            ====

         The goodwill associated with the above acquisition is being amortized over a period of three years.

         In December 2000, the Company entered into an agreement to acquire a majority interest in Quality Photographic Imaging, Inc. (OTCBB-QPIX) ("QPI"). The management of QPI has announced its intention to withdraw its recommendation to its shareholders that they approve the transaction. As of the date of this report, the acquisition agreement has not been approved by QPI shareholders.

NOTE 12.  DISCONTINUED OPERATIONS

         In fiscal 1999, the Company disposed of its wholly owned subsidiaries Prima, Inc. and McMican Corporation resulting in a loss of $1,087,000. These subsidiaries had no significant operating results in fiscal 1999.

NOTE 13.  SUBSEQUENT EVENTS
AUTHORIZED SHARES OF COMMON STOCK.

         On September 28, 2001, the Company's shareholders approved a Board proposal to amend the Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue from 200,000,000 to 500,000,000 shares.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

         On September 28, 2001, the Company's shareholders authorized an amendment to the Certificate of Incorporation to: (i) effect a stock combination (reverse split) of the Company's common stock in an exchange ratio to be approved by the Board, ranging from one (1) newly issued share for each ten (10) outstanding shares of common stock to one (1) newly issued share for each twenty
(20) outstanding shares of common stock (the "Reverse Split"); and (ii) provide that no fractional shares or scrip representing fractions of a share shall be issued, but in lieu thereof, each fraction of a share that any stockholder would otherwise be entitled to receive shall be rounded up to the nearest whole share. There will be no change in the number of the Company's authorized shares of common stock and no change in the par value of a share of Common Stock.

2001 STOCK OPTION AND STOCK PURCHASE PLANS.

         On September 28, 2001, the Company's shareholders approved the 2001 Stock Option Plan, pursuant to which 5,000,000 shares of common stock (subject to adjustment for the effect of the reverse stock split) will be reserved for issuance to eligible employees and directors of, and consultants to, the Company or any of its subsidiaries. Upon expiration, cancellation or termination of unexercised options, the shares of the Company's Common Stock subject to such options will again be available for the grant of options under the 2001 Stock Option Plan. Options granted under the 2001 Stock Option Plan may either be incentive or nonqualified stock options. On September 28, 2001, the Company's shareholders approved the 2001 Stock Purchase Plan, which enables eligible employees to purchase in the aggregate up to 2,500,000 shares of common stock (subject to adjustment for the effect of the reverse stock split) at not less than 85% of the fair market value on the date of purchase.

SELECTED FINANCIAL DATA

         The consolidated statement of operations data with respect to the five years ended June 30, 2001, and the consolidated balance sheet data for those five years at June 30, set forth below are derived from the consolidated financial statements of the Company included in Item 8 below, which have been audited by Boros & Farrington APC, independent accountants. The selected consolidated financial data set forth (in thousands, except per share data) should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Item 7 below, and the Company's consolidated financial statements and the notes thereto contained in Item 8 below. Historical results are not necessarily indicative of future results of operations.

 STATEMENT OF OPERATIONS DATA:
 In thousands (except per share data)


                                       2001          2000          1999          1998          1997
                                       ----          ----          ----          ----          ----
 NET REVENUES

   Sales of products                 $2,897        $1,634       $16,417       $30,740       $26,081

   Engineering Fees                       -             -             -         2,327         5,860

   License fees and royalties           555           788           730         1,350           296
                                     ------       -------       -------        ------        ------

   Net total revenues                 3,452         2,422        17,147        34,417        32,237
                                     ------       -------       -------        ------        ------

 COSTS AND EXPENSES

   Cost of products sold              2,742         5,197        18,015        22,536        17,022

   Selling, general, and
 administrative                       8,720         7,780        13,707        10,269        10,460

   Research and development             250         1,929         2,033         2,475         4,243

   Special charges                        -             -         5,181         8,941             -
                                     ------       -------       -------        ------        ------

 TOTAL COSTS AND
 EXPENSES                            11,712        14,906        38,936        44,221        31,725


 INCOME (LOSS) FROM
 OPERATIONS                          (8,260)      (12,484)      (21,789)       (9,804)          512
                                     ------       -------       -------        ------        ------

 NET LOSS                            (9,888)      (14,198)      (29,184)      (10,163)          723
                                     ======       =======       =======       =======        ======

 LOSS PER COMMON SHARE

   Basic                             $(0.08)       $(0.20)       $(1.88)       $(0.90)        $0.07

   Diluted                           $(0.08)       $(0.20)       $(1.88)       $(0.90)        $0.06


BALANCE SHEET DATA:
-------------------

In thousands


                                      2001          2000          1999          1998          1997
                                      ----          ----          ----          ----          ----
     Cash                              $35          $291           $75        $3,023          $255

     Working Capital               (16,920)      (13,851)      (16,519)          315         4,818

     Total assets                    1,212         1,683         7,250        20,961        14,075

     Long-term obligations               -             -             -         1,828           228

     Preferred stock                   420           420         6,875           420           420

     Total shareholders' deficit   (16,110)      (13,851)      (12,432)        4,604         7,877


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE PERIOD ENDING JUNE 30, 2001

RESTRUCTURING AND NEW BUSINESS UNITS

     During fiscal 1999, we began the development of an e-commerce web site designed to offer computer and imaging hardware, software, and consumables. The Internet address is www.dealseekers.com. These operations are still in the development stage.

     From August 20, 1999 until June 21, 2000, we had been under the control of an operational receiver appointed by the Court pursuant to litigation between us and Imperial Bank. The litigation has been settled, and we have reassumed control. Accordingly, we did not have operational control for nearly all of fiscal 2000.

ACQUISITION AND SALE OF BUSINESS UNITS

     In December 2000, we acquired all of the shares of EduAdvantage.com, Inc., an internet sales organization that sells computer hardware and software products to educational institutions and other customers via its websites: www.eduadvantage.com and www.soft4u.com. During fiscal 2001, we began integrating EduAdvantage operations. However, these operations have not been profitable and management is evaluating the future of this business unit.

SPECIAL CHARGES

     In fiscal 1999, we took a charge for uncollectible receivables of $2,233 thousand. The charge resulted primarily because, in management's opinion, certain distributors and other customers took advantage of our poor financial condition and the presence of the operational receiver to refuse payment on various grounds including charge backs and product performance.

     In fiscal 1999, we incurred additional charges relating to its restructuring plan including $1,367 thousand relating to personnel reduction costs, $1,207 thousand relating to the write-down of inventory, licenses, and other assets that are not central to our core business; and $374 thousand relating to the consolidation of facilities.

     All of the above restructuring charges were paid in the period in which the charges were recorded. Management expects that the restructuring and consolidation of operations would result in personnel savings of approximately $1.1 million and facility savings of approximately $300 thousand.

RESULTS OF OPERATIONS
NET REVENUES

     Revenues were $3.5 million, $2.4 million, and $17.1 million for the fiscal years ended June 30, 2001, 2000, and 1999, respectively. Sales of product were $2.9 million, $1.6 million, and $16.4 million for the fiscal years ended June 30, 2001, 2000, and 1999, respectively. The increase in product sales in fiscal 2001 from the previous year was due to renewed management control of its sales operations. The decrease in product sales in fiscal 2000 from 1999 was due primarily to a lack of working capital to fund inventory and sales and marketing operations.

     License fees and royalties were $555,000, $788,000, and $730,000 for the fiscal years ended June 30, 2001, 2000, and 1999, respectively. Variances from year-to-year are due primarily to changes in shipments by OEM customers' products based on our technology. Since we have elected to suspend our controller technology development efforts, future license fees and royalties are expected to be associated with our ColorBlind software technology.

COST OF PRODUCTS SOLD

     Cost of products sold were $2.7 million or 95% of product sales, $5.2 million or 318% of product sales, and $18 million or 110% of product sales, for the fiscal years ended June 30, 2001, 2000, and 1999, respectively. The increase in profitability in fiscal 2001 compared to fiscal 2000 was due primarily to changes in the mix of products sold, which had the effect of increasing overall profit margins. However, competitive market conditions continue to require deep discounting of sales prices to customers. The decrease in profitability in fiscal 2000 compared to fiscal 1999 was due primarily to sales policies during fiscal 2000 mandated by the operational receiver, which resulted in sales made at liquidation prices. We have been able to maintain reasonable profit margins on sales of products. However, software products provide significantly higher profit margins than hardware products such as printers, plotters, and copiers.

     In the years ended June 30, 2000 and 1999, we amortized $2.9 million and $4.0 million, respectively of amortized software. There was no such amortization in the year ended June 30, 2001.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses were $8.7 million or 253% of total revenues, $7.8 million or 21% of total revenues, and $13.7 million or 80% of total revenues for the fiscal years ended June 30, 2001, 2000, and 1999, respectively. Selling, general and administrative expenses consisted primarily of salaries and commissions of sales and marketing personnel, salaries and related costs for general corporate functions, including finance, accounting, facilities, advertising, and other marketing related expenses. The increase in selling, general and administrative expenses in the year ended June 30, 2001 compared to the year-earlier period was due primarily to increased costs associated with financing our operations, larger write-offs for bad debt, and penalties associated with servicing our debt. Expenses as a percentage of total revenues decreased due primarily to increased sales. The decrease to total expenses and increase in percentage of total revenues in fiscal 2000 compared for fiscal 1999 was due primarily to the management of the court-appointed operational receiver who controlled our operations for nearly all of fiscal 2000. During this period, we vastly cut our overall activities, including manufacturing, engineering, and sales and marketing.

RESEARCH AND DEVELOPMENT

     Research and development was $250 thousand for the year ended June 30, 2001 compared to costs of $1.9 million in the year-earlier period. Research and development was $2.0 million in fiscal 1999. There were no engineering fees for the year ended June 30, 2001; and such fees for the two prior fiscal years were minimal due to a change in corporate strategy from a focus on engineering fees and royalties to that of product sales. In fiscal 2001 we substantially reduced our research and development activities and, in July 2001, suspended our printer controller development and manufacturing operations.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, we have financed our operations primarily through cash generated from operations, debt financing, and from the sale of equity securities; but over the past three years we have relied upon debt financing and the sale of equity securities.

     In January 1999, we completed a private placement of 1,200 units, each unit consisting of one share of series D convertible preferred stock and 2,000 warrants exercisable into shares of our common stock. We raised $1.8 million, less fees and expenses incurred in connection with the private placement.

     In February 1999, we completed a private placement of 1,161 units, each unit consisting of one share of series E preferred stock and 5,000 warrants into shares of common stock. The terms of the series E preferred stock were identical to the terms of the series D preferred stock. In connection with this private placement, we raised $3.7 million in cash and retired $1 million of debt, which was exchanged, for series E preferred stock.

     On August 20, 1999, at the request of imperial bank (now Comerica Bank), our primary lender, the court appointed an operational receiver. On August 23, 1999, the operational receiver took control of our day-to-day operations. On June 21, 2000, the court entered an order as a part of a settlement of the litigation between the company and imperial bank that relieved the operational receiver of his responsibilities, thereby returning control of the company to its management.

     On July 5, 2000, we signed an agreement for a financing facility providing commitments to purchase up to $36 million of our common shares over the next two years after the effective date of the registration statement, September 25, 2000. To date, we have received $750,000 in funding pursuant to the agreement.

     In December 2000, we entered into a Convertible Note Purchase Agreement for $850,000, bearing an annual interest rate of 8%, due December 2003. The Note is convertible into our common stock. To date, $675,000 has been converted into common stock.

     We continue to pursue additional financings to fund its operations and growth. There can be no assurance, however, that we will be able to complete any additional debt or equity financings on favorable terms or at all, or that any such financings, if completed, will be adequate to meet our capital requirements. Any additional equity or convertible debt financings could result in substantial dilution to our stockholders. If adequate funds are not available, we may be required to delay, reduce or eliminate some or all of our planned activities. Our inability to fund our capital requirements would have a material adverse effect on our operations. Also see risks and uncertainties.

     As of June 30, 2001, we had negative working capital of approximately $16.9 million, an increase of $2.4 million from June 30, 2000. The decrease is primarily due to the effect of operating losses and the difficulty in obtaining sufficient long-term debt and equity financing.

     Net cash used in operating activities was $5.3 million in fiscal 2001 compared to $6.7 million during fiscal 2000. In fiscal 1999, we used $7.5 million in operating cash.

     Net cash used in investing activities was $171 thousand in fiscal 2001 compared to $23 thousand in fiscal 2000, an increase of $148 thousand. The increase is due to capital expenditures. Net cash from investing activities decreased $3.4 million in fiscal 2000 compared to fiscal 1999 due primarily to the absence of capitalized software.

     We have no material commitments for capital expenditures. Our 5% convertible preferred stock (which ranks prior to our common stock), carries cumulative dividends, when and as declared, at an annual rate of $50.00 per share. The aggregate amount of such dividends in arrears at June 30, 2001, was approximately $309,000.

     Our capital requirements depend on numerous factors, including market acceptance of our products, the resources we devote to marketing and selling our products, and other factors. We anticipate that our capital requirements will increase in future periods as we reduce our debt and increase our sales and marketing efforts. The report of our independent auditors accompanying our June 30, 2001 financial statements includes an explanatory paragraph indicating there is a substantial doubt about our ability to continue as a going concern, due primarily to the decreases in our working capital and net worth.

     We plan to overcome the circumstances that impact its ability to remain a going concern through a combination of increased revenues and decreased costs, with interim cash flow deficiencies being addressed through additional equity financing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not applicable.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Not applicable.

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company, their ages and positions with the Company as of October 26, 2001 are as follows:

Name                            Age       Position
----                            ---       --------

Brian Bonar                     54        Chairman of the Board of Directors,
                                          President and Chief Executive Officer
Robert A. Dietrich              56        Director
Stephen J. Fryer                63        Director
Eric W. Gaer                    53        Director
Richard H. Green                65        Director
Philip J. Englund               57        Senior Vice President, General Counsel
                                          and  Secretary

INFORMATION ABOUT DIRECTORS

     BRIAN BONAR has served as Chairman of the Board of Directors since December 1999 and as a director of the Company since August 1995. From August 1992 through April 1994, Mr. Bonar served as the Company's Director of Technology Sales and from April 1994 through September 1994, as the Company's Vice
President, Sales and Marketing. In September 1994, Mr. Bonar became the Company's Executive Vice President, Sales, Marketing and, Engineering and in July 1997, Mr. Bonar was appointed as the Company's President and Chief Operating Officer. In April 1998, he was appointed as the Company's Chief Executive Officer. From 1991 to 1992, Mr. Bonar was Vice President of Worldwide Sales and Marketing for Bezier Systems, Inc., a San Jose, California-based manufacturer and marketer of laser printers. From 1990 to 1991, he was Worldwide Sales Manager for Adaptec, Inc., a San Jose-based laser printer controller developer. From 1988 to 1990, Mr. Bonar was Vice President of Sales and Marketing for Rastek Corporation, a laser printer controller developer located in Huntsville, Alabama. From 1984 to 1988, Mr. Bonar was employed as Executive Director of Engineering at QMS, Inc., an Alabama-based developer and manufacturer of high-performance color and monochrome printing solutions. Prior to these positions, Mr. Bonar was employed by IBM, U.K. Ltd. for approximately 17 years. Mr. Bonar serves as a member of the Board of Directors of Pen Interconnect, Inc.

     ROBERT A DIETRICH has served as director of the Company since January 2000 and at the beginning of October 2001 began serving as the Company's Finance Director. Mr. Dietrich currently serves on the board of directors of CyberAir Communications, Inc., a privately held telecommunications company and Knowledge Foundations, Inc. (KNFD:OB), a knowledge management software company. He has served in executive capacities for these companies during the past five years. Since 1994 Mr. Dietrich has performed consulting and investment banking services for clients, primarily early stage technology companies. From 1990 to 1994 Mr. Dietrich was

Managing Director and CFO for Ventana International, Inc. a venture capital and private investment banking firm. He is an accounting graduate from the University of Notre Dame and holds an MBA from the University of Detroit.

     STEPHEN J. FRYER has served as a director of the Company since March 2000. He is currently Chairman of the Board and CEO of Pen Interconnect, Inc. ("Pen"), a high technology company in Irvine, California. He began his employment service at Pen in 1997 as Senior Vice President of Sales ad Marketing. At Pen, he became a director in 1995 and was appointed President and CEO in 1998. From 1989 to 1996, Mr. Fryer was a principal in Ventana International, Ltd., a venture capital and private investment banking firm in Irvine, California. He has over 28 years experience in the computer industry in the United States, Asia and Europe. Mr. Fryer graduated from the University of California in 1960 with a bachelor's degree in mechanical engineering.

     ERIC W. GAER has served as a director since March 2000. Since 1998, Mr. Gaer has been the President and CEO of Arroyo Development Corporation, a privately-held, San Diego-based management consulting company. From 1996 to 1998, he was Chairman, President and CEO of Greenland Corporation, a publicly-held high technology company in San Diego, California. In 1995, he was CEO of Ariel Systems, Inc., a privately-held engineering development company in Vista, California. Over the past 25 years, Mr. Gaer has served in executive management positions at a variety of high-technology companies, including ITEC, Daybreak Technologies, Inc., Venture Software, Inc., and Merisel, Inc. In 1970, he received a Bachelor of Arts degree in mass communications from California State University, Northridge.

     RICHARD H. GREEN has served as a director since September 2000. He is currently the President of International Power & Environmental Company (IPEC), a consulting company located in San Diego, California. From 1993 through 1995, he served as Deputy Secretary of the State of California Environmental Protection Agency (Cal/EPA). From 1988 through 1993 Dr. Green served as Manager of Program Engineering and Review Office in the Office of Technology and Applications at the Jet Propulsion Laboratory (JPL) in Pasadena, California, where he had held various management positions since 1967. From 1965 through 1967, Dr. Green served as Senior Engineer for The Boeing Company, Space Division. From 1983 through 1985, Dr. Green held the Corwin D. Denny Chair as Professor of Energy and Director of the Energy Institute at the University of LaVerne, and from 1961 through 1964 served as Assistant Professor of Civil Engineering (Environmental Sciences) at Washington State University. Dr. Green currently is a member of the Governing Board of Pasadena City College. Dr. Green completed his bachelor's degree at Whitman College in 1958, his Master of Science at Washington State University in 1961, and his Ph.D. at Washington State University, under a United States Public Health Services Career Development Award, in 1965.

INFORMATION ABOUT NON-DIRECTOR EXECUTIVE OFFICER

     PHILIP J. ENGLUND has served as Senior Vice President, General Counsel and Secretary of the Company since February 1999. Prior to joining the Company, Mr. Englund served as general counsel to a number of companies on a contract basis from October 1997 through February 1999, as he had done from April 1995 through November 1996. He served as Senior Vice President, General Counsel and Secretary to the Titan Corporation from November 1996 through October 1997; and as Vice President and General Counsel to Optical Radiation Corporation from November 1986 through April 1995.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning the cash compensation and certain other compensation paid, awarded, or accrued, by the Company to the Company's Chief Executive Officer and the two most highly compensated executive officers who were serving at the end of Fiscal Year 2001, each of whose salary and bonus exceeded $100,000 for the Fiscal Year 2001 for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended June 30, 1999, 2000 and 2001. The listed individuals shall be hereinafter referred to as the "Named Officers."

                           SUMMARY COMPENSATION TABLE


                                                                                                  Long Term
                                                       Annual             Compensation       Compensation Awards
                                               -----------------------   --------------   ---------------------------
                                    Fiscal                                Other Annual      Options/         Other
Name and Principal Position          Year        Salary        Bonus      Compensation      SARS (#)     Compensation
                                 -----------   ----------  ------------  --------------   ------------   ------------
Brian Bonar                          2001       $243,333     $  --           $ --            625,000        $ --
Chairman, Board of Directors,        2000        178,333        --             --                  0          --
President and C.E.O.                 1999        250,570        --             --            850,000          --

Christopher W. McKee (1)             2001        175,000        --             --            415,000          --
Senior Vice President of             2000        104,125        --             --             76,000          --
Operations Worldwide                 1999        127,044        --             --            100,000          --

Philip J. Englund                    2001        165,000        --             --            360,000          --
Senior Vice President, General       2000        102,500      20,250           --             96,000          --
Counsel and Secretary                1999         55,741        --             --             80,000          --


(1)  Mr. McKee resigned effective August 3, 2001.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information on Options/SARs granted in the 2001 Fiscal Year to the Named Officers.


                                                                                                  ----------------------
                                                                                                   Potential Realizable
                                                      Percent of                                     Value at Assumed
                                    Number of           Total                                     Annual Rates of Stock
                                    Securities       Options/SARs                                   Price Appreciation
                                    Underlying        Granted to      Exercise or                  for Option Term (2)
                                   Options/SARs      Employees in     Base Price     Expiration   ----------------------
           Name                  Granted (#) (1)     Fiscal Year       ($/share)        Date        5% ($)      10% ($)
--------------------------       ---------------     ------------     -----------    ----------   ---------     --------
Brian Bonar                             5,000             22             $0.01         1/1/03     $12,500.00  $14,375.00

Christopher W. McKee                  415,000             15              0.01         1/1/03       8,300.00    9,545.00

Philip J. Englund                     165,000             13              0.01         1/1/03       7,200.00    8,280.00


(1) Warrants/options become exercisable monthly over a 3 year period from date of grant.

(2) Calculated based on the closing price of the Company's common stock on October 26, 2001, which was $0.028.

AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information on option exercises in the 2001 Fiscal Year by the Named Officers and the value of such Named Officers' unexercised options at June 30, 2001. Warrants to purchase Common Stock are included as options. No stock appreciation rights were exercised by the Named Officers during the 2001 Fiscal Year, and no stock appreciation rights were held by them at the end of the 2001 Fiscal Year.


                                                                   Number of Securities            Value of Unexercised
                                                                  Underlying Unexercised          In-the-money Options/SARs
                               Shares                            Options/SARs at FY-end (#)       At Fiscal Year End ($) (1)
                             Acquired on         Value          ----------------------------     ----------------------------
          Name               Exercise (#)     Realized ($)       Exercisable   Unexercisable      Exercisable   Unexercisable
-----------------------     -------------    -------------      ------------   -------------     ------------   -------------
Brian Bonar                 2,500,000        $115,750.59          625,000            0             36,250.00          0

Christopher W. McKee          476,000          31,089.08          415,000            0             24,070.00          0

Philip J. Englund             476,000          32,496.19          360,000            0             20,880.00          0


(1) At the 2001 Fiscal Year end, the closing price of the Common Stock on that date as quoted by the NASD Electronic Bulletin Board was $0.068.

COMPENSATION OF DIRECTORS

     Each member of the Board of Directors of the Company, who is not an employee of the Company, receives a monthly fee of $2,500 from the Company.

EMPLOYMENT   CONTRACTS,   TERMINATION   OF  EMPLOYMENT   AND   CHANGE-IN-CONTROL
ARRANGEMENTS

     None

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Messrs. Dietrich and Fryer. Neither of these individuals was an officer or employee of the Company at any time during the 2001 Fiscal Year.

     Brian Bonar serves on the Board of Directors of Pen Interconnect, Inc., whose President is Mr. Stephen J. Fryer, a member of the Compensation Committee of the Board of Directors of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the best of the Company's knowledge with respect to the beneficial ownership of Common Stock as of October 26, 2001, by (i) all persons who are beneficial owners of five percent (5 percent) or more of the Common Stock, (ii) each director, and (iii) all current directors and executive officers individually and as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                     Shares of
Beneficial Ownership of Common Stock                  Common      Percentage (1)
------------------------------------                 ---------    --------------

Brian Bonar (2).....................................26,625,000        15.1
Robert A. Dietrich (3)                               6,000,000         3.4
Stephen J. Fryer (3)                                 6,000,000         3.4
Eric W. Gaer (3)                                     6,000,000         3.4
Richard Green (3)                                    6,000,000         3.4
Philip Englund (4)...................................7,848,000         4.4
All current directors and executive officers
(group of 6) (5)                                    58,473,000        33.1

(1) Percentage of ownership is based on 176,812,265 shares of Common Stock outstanding on October 26, 2001. Shares of Common Stock subject to stock options, warrants and convertible securities which are currently exercisable or convertible or will become exercisable or convertible within 60 days after October 26, 2001 are deemed outstanding for computing the percentage of the person or group holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person or group.

(2) Includes 26,625,000 shares issuable upon exercise of warrants that are currently exercisable or will become exercisable within 60 days after October 26, 2001.

(3) Includes 6,000,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after October 26, 2001.

(4) Includes 7,836,000 shares issuable upon exercise of options and warrants that are currently exercisable or will become exercisable within 60 days after October 26, 2001.

(5) Includes 58,461,000 shares issuable upon exercise of options and warrants that are currently exercisable or will become exercisable within 60 days after October 26, 2001.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company pays Arroyo Development Corporation, owned by Mr. Eric Gaer, a member of the Board of Directors, monthly consulting fees in the amount of five thousand dollars ($5,000).


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the materials we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. Our filings are also available to the public from the SEC's World Wide Web site on the
Internet  at   http://www.sec.gov.   This  site  contains  reports,   proxy  and
information statements and other information regarding issuers that file electronically with the SEC.


            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES


     Section 145 of the Delaware General Corporation Law permits indemnification of officers and directors of the Registrant under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

     Article X of the Bylaws of the Registrant provides that the Registrant shall indemnify its officers, directors and employees. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. In addition, expenses incurred by a director or officer in defending any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant shall be paid by the Registrant unless such officer, director or employee is adjudged liable for negligence or misconduct in the performance of his or her duties.

     Article Seventh of the Registrant's Certificate of Incorporation provides that the Registrant shall indemnify all persons whom it may indemnify pursuant to Section 145 of the Delaware General Corporation Law to the full extent permitted by such Section 145.

     INDEMNIFICATION FOR LIABILITIES UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING US ACCORDING TO THE PROVISIONS IN OUR ARTICLES OF INCORPORATION, WE HAVE BEEN INFORMED THAT IN THE OPINION OF THE SEC, THIS INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE

                                     EXPERTS


     The financial statements contained herein for the year ended June 30, 2001 have been prepared by Boros & Farrington APC, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL OPINIONS


     For the purpose of this offering, Jenkens & Gilchrist Parker Chapin LLP is our counsel in regard to this registration statement.


THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT

WE FILED WITH THE SEC.  YOU SHOULD RELY ON THE
INFORMATION OR REPRESENTATIONS PROVIDED IN THIS
PROSPECTUS.  WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU                                         115,000,000 SHARES
WITH DIFFERENT INFORMATION.  THE SELLING SECURITY
HOLDERS DESCRIBED IN THIS PROSPECTUS ARE NOT MAKING                                         IMAGING TECHNOLOGIES
AN OFFER IN ANY JURISDICTION WHERE THE OFFER IS NOT                                              CORPORATION
PERMITTED.  YOU SHOULD NOT ASSUME THAT THE
INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY
DATE OTHER THAN THE DATE OF THIS PROSPECTUS.                                                    COMMON STOCK

                  -----------------
                  TABLE OF CONTENTS
                  -----------------

Page
                                                                                              ----------------
Forward-Looking Statements............................................ 1                         PROSPECTUS
Prospectus Summary.................................................... 1                      ----------------
The Offering.......................................................... 3
Risk Factors.......................................................... 4
Use of Proceeds...................................................... 12
Selling Security Holders............................................. 12
Plan of Distribution................................................. 15
Description of Securities............................................ 17
Information With Respect to the Registrant........................... 17
Description of Business.............................................. 17
Description of Property.............................................. 20
Legal Proceedings.................................................... 21
Market for Registrant's Common Equity and Related
   Stockholder Matters .............................................. 21
Financial Statements for the Period Ending
   December 31, 2001................................................. 23               IMAGING TECHNOLOGIES CORPORATION
Notes to Financial Statements for the Period Ending                                         15175 INNOVATION DRIVE
   December 31, 2001................................................. 30                 SAN DIEGO, CALIFORNIA 92128
Management's Discussion & Analysis of Financial                                                (858) 613-1300
   Condition and Results of Operations for the Period
      Ending December 31, 2001....................................... 34
Financial Statements for the Period Ending
   June 30, 2001..................................................... 37
Notes to Financial Statements for the Period Ending
   June 30, 2001..................................................... 42
Selected Financial Data for the Period Ending
   June 30, 2001..................................................... 59
Management's Discussion & Analysis of Financial                                                  MAY __, 2002
   Condition and Results of Operations for the Period
     Ending June 30, 2001............................................ 60
Changes in and Disagreements with Accountants on
   Accounting and Financial Disclosures.............................. 63
Quantitative and Qualitative  Disclosures about Market Risk.......... 63
Directors and Executive Officers..................................... 63
Executive Compensation............................................... 64
Security Ownership of Certain Beneficial Owners
   and Management.................................................... 66
Certain Relationships and Related Transactions....................... 67
Where You Can Find More Information.................................. 67
Disclosure of Commission Position on
   Indemnification for Securities and Liabilities.................... 67
Experts  ............................................................ 67
Legal Opinions....................................................... 67



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table shows the estimated expenses in connection with the issuance and distribution of the common stock being registered:


     SEC registration fees ...................................$1,013.70
     Legal fees and expenses.................................$25,000.00
     Accounting fees and expenses.............................$2,000.00
     Miscellaneous................................................$0.00
                                                                  -----
     TOTAL                                                   $28,013.70
     =====                                                   ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits indemnification of officers and directors of the Registrant under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

     Article X of the Bylaws of the Registrant provides that the Registrant shall indemnify its officers, directors and employees. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. In addition, expenses incurred by a director or officer in defending any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant shall be paid by the Registrant unless such officer, director or employee is adjudged liable for negligence or misconduct in the performance of his or her duties.

     Article Seventh of the Registrant's Certificate of Incorporation provides that the Registrant shall indemnify all persons whom it may indemnify pursuant to Section 145 of the Delaware General Corporation Law to the full extent permitted by such Section 145.

INDEMNIFICATION FOR LIABILITIES UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING US ACCORDING TO THE PROVISIONS IN OUR ARTICLES OF INCORPORATION, WE HAVE BEEN INFORMED THAT IN THE OPINION OF THE SEC, THIS INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.


     On January 22, 2002, the Company entered into a securities purchase agreement with an investor. Pursuant to this agreement, the Company sold to the investor a secured convertible debenture in the principal amount of $500,000 bearing interest at the rate of eight percent (8%) per annum, due January 22, 2003. At any time after the issuance of the debenture, the debenture is convertible into such number of shares of the Company's common stock as is determined by dividing (a) that portion of the outstanding principal balance of the debenture as of the date of conversion by (b) the lesser of (x) $.0166 and
(y) an amount equal to seventy percent of the average of the lowest three trading prices of the Company's common stock for the thirty trading days prior to the conversion date. In connection with this private placement, the Company issued to the investor a warrant to purchase 60,240,964 shares of its common stock at a per share exercise price equal to the lesser of $.0166 and seventy percent of the average of the lowest three trading prices of the registrant's common stock for the thirty trading days prior to the exercise date. The investor may exercise the warrant through January 22, 2009. The net proceeds of the sale were used for working capital of the Company. The private placement was exempt from registration pursuant to Regulation S and Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


(A)  EXHIBITS

EXHIBIT                             DESCRIPTION

     3(a)     Certificate of Incorporation of the Company, as amended,  and   *
              currently  in  effect.   See  also  below   (Incorporated  by
              reference to Exhibit 3(a) to 1988 Form 10-K)

     3(b)     Certificate of Amendment of Certificate of  Incorporation  of   *
              the  Company,   filed  February  8,  1995,  as  amended,  and
              currently in effect (Incorporated by reference to Exhibit 3(b) to 1995 Form 10-K)

     3(c)     Certificate of Amendment of Certificate of  Incorporation  of   *
              the Company, filed May 23, 1997, as amended, and currently in effect (Incorporated by reference to 1997 Form 10-K)

     3(d)     Certificate  of Amendment of  Certificate  of  Incorporation,   *
              filed January 12, 1999, as amended and currently in effect (Incorporated by reference to Form 10-Q for the period ended December 31, 1998)

     3(e)     Certificate  Eliminating  Reference  to  Certain  Series of     *
              Shares of Stock from the Certificate of Incorporation,  filed
              January  12,  1999,   as  amended  and  currently  in  effect
              (Incorporated by reference to Form 10-Q for the period ended December 31, 1998)

     3(f)     By-Laws of the Company,  as amended,  and currently in effect   *
              (Incorporated  by  reference to Exhibit  3(b) to 1987 Form
              10-K)

     4(a)     Amended  Certificate of  Designation of Imaging  Technologies   *
              Corporation with respect to the 5% Convertible Preferred Stock (Incorporated by reference to Exhibit 4(d) to 1987 Form 10-K)

     4(b)     Amended  Certificate of  Designation of Imaging  Technologies   *
              Corporation with respect to the 5% Series B Convertible Preferred Stock (Incorporated by reference to Exhibit 4(b) to 1988 Form 10-K)

     4(c)     Certificate of Designations, Preferences and Rights of Series   *
              C  Convertible   Preferred  Stock  of  Imaging   Technologies
              Corporation (Incorporated by reference to Exhibit 4(c) to 1998 Form 10-K)

     4(d)     Certificate of Designation, Powers, Preferences and Rights of   *
              the  Series  of  Preferred  Stock to be  Designated  Series D
              Convertible   Preferred   Stock,   filed   January  13,  1999
              (Incorporated by reference to Form 10-Q for the period ended December 31, 1998)

     4(e)     Certificate of Designation, Powers, Preferences and Rights of   *
              the  Series  of  Preferred  Stock to be  Designated  Series E
              Convertible   Preferred   Stock,   filed   January  28,  1999
              (Incorporated by reference to Form 10-Q for the period ended December 31, 1998)

     5        Legal Opinion of Jenkens & Gilchrist Parker Chapin LLP          **

     10(a.1)  1988  Stock  Option  Plan for the  Company  (Incorporated  by   *
              reference to Exhibit 10(g) to 1989 Form 10-K)

     10(a.2)  Amendment   and   Restatement   of  1988  Stock  Option  Plan   *
              (Incorporated  by  reference  to  Exhibit  10(d) to 1991 Form
              10-K)

     10(a.3)  Forms of Standard  Non-Qualified  and Incentive  Stock Option   *
              Agreement  for  1988  Stock  Option  Plan   (Incorporated  by
              reference to Exhibit 10(e) to 1991 Form 10-K)

     10(b)    Reference is made to the various  stock  options and warrants   *
              granted in 1996 to directors and executive officers of the Company as described in Notes 6 and 7 to the 1996 Financial Statements (Incorporated by reference to Forms S-8 dated
              February  12,  1996,  File  Nos.  333-00871,   333-00873  and
              333-00879)

     10(c.1)  Consulting  Agreement,  dated  April  1,  1994,  between  the   *
              Company and Irwin Roth (Incorporated by reference to Exhibit 10(az) to 1994 Form 10-KSB)

     10(c.2)  Amendment to Consulting Agreement dated June 12, 1998 between   *
              the Company and Irwin Roth (Incorporated by reference to Exhibit 10(g.3) to 1998 Form 10-K)

     10(d.1)  Warrant Purchase Agreement, dated September 17. 1993, between   *
              the Company and Robinson International, Ltd. (Incorporated by reference to Exhibit 10(ar) to 1994 Form 10-KSB)

     10(d.2)  Warrant  Certificate for 250,000  Warrants to Purchase Shares   *
              of Common  Stock of the  Company  at $1.50  per  share  dated
              September   17,  1993,   between  the  Company  and  Robinson
              International, Ltd. (Incorporated by reference to Exhibit 10(as) to 1994 Form 10-KSB)

     10(d.3)  Warrant  Certificate for 250,000  Warrants to Purchase Shares   *
              of Common  Stock of the  Company  at $1.00  per  share  dated
              September   17,  1993,   between  the  Company  and  Robinson
              International, Ltd. (Incorporated by reference to Exhibit 10(at) to 1994 Form 10KSB)

     10(e)    ITEC/MEl  License  Agreement dated September 30, 1994 between   *
              the Company and Matsushita Electric Industrial Co., Ltd. (Incorporated by reference to Exhibit 10(aac) to 1994 Form 10-KSB)

     10(f)    Form of  Standard  Warrant  Agreement  dated  January 3, 1996   *
              issued to Harry J. Saal as described in Note 6 to the 1996 Financial Statements (Incorporated by reference to Exhibit 10(o) to 1996 Form 10-KSB)

     10(g)    Form of Standard  Warrant and Consulting  Agreement issued to   *
              consultants as described in Note 6 to the 1996 Financial Statements (Incorporated by reference to Form S-8 dated May
              9, 1996, File Number 333-03375)

     10(h)    Warrant  to  Purchase  Stock  between  Imperial  Bank and the   *
              Company  dated June 23, 1998  (Incorporated  by  reference to
              Exhibit 10(w) to 1998 Form 10-K)

     10(i)    Form of Warrant to Purchase  Common Stock between  buyers and   *
              the Company dated August 21, 1997 (Incorporated by reference to Exhibit 10(z) to 1998 Form 10-K)

     10(j)    Securities  Purchase  Agreement dated as of January 13, 1999,   *
              by and among the Company and the applicable parties named therein (Incorporated by reference to Exhibit 10.3 to Form 10-Q for the period ended December 31, 1998)

     10(k)    Registration  Rights  Agreement dated as of January 13, 1999,   *
              by and among the Company and the applicable parties named therein (Incorporated by reference to Exhibit 10.4 to Form 10-Q for the period ended December 31, 1998)

     10(l)    Form of Warrant  to  Purchase  Shares of Common  Stock of the   *
              Company at $.875 per share dated January 13, 1999, between the Company and each of the applicable parties named in
              Exhibit  10(j) hereto  (Incorporated  by reference to Exhibit
              10.5 to Form 10-Q for the period ended December 31, 1998)

     10(m)    Securities  Purchase  Agreement dated as of February 2, 1999,   *
              by and among the Company and the applicable parties named therein (Incorporated by reference to Exhibit 10.6 to Form 10-Q for the period ended December 31, 1998)

     10(n)    Registration  Rights  Agreement dated as of February 2, 1999,   *
              by and among the Company and the applicable parties named therein (Incorporated by reference to Exhibit 10.7 to Form 10-Q for the period ended December 31, 1998)

     10(o)    Form of Warrant  to  Purchase  Shares of Common  Stock of the   *
              Company at $.875 per share dated February 2, 1999, between the Company and each of the applicable parties named in
              Exhibit  10(n) hereto  (Incorporated  by reference to Exhibit
              10.8 to Form 10-Q for the period ended December 31, 1998)

     10(p)    Exchange  Agreement  dated as of February  19,  1999,  by and   *
              among the Company and the applicable parties named therein (Incorporated by reference to Exhibit 10.9 to Form 10-Q for the period ended December 31, 1998)

     10(q)    Form of Warrant to Purchase  50,000 shares of Common Stock of   *
              ITEC at $1.50 per share, dated March 5, 1999, between ITEC and Carmel Mountain Environmental L.L.C. (Incorporated by reference to Exhibit 4.9 to Amendment No. 2 to Form S-3 filed July 16, 1999, File No. 333-77629)

     10(r)    Form of Warrant to Purchase  50,000 Shares of Common Stock of   *
              ITEC at $1.50 per share dated March 5, 1999, between ITEC and
              Carmel  Mountain  #8  Associates,   L.P.   (Incorporated   by
              reference to Exhibit 4.10 to Amendment No. 2 to Form S-3 filed July 16, 1999, File No. 333-77629)

     10(s)    Form of Warrant to Purchase  5,000  Shares of Common Stock of   *
              ITEC at $1.50 per share, dated March 5, 1999 between ITEC and John P. Mulder (Incorporated by reference to Exhibit 4.12 to Amendment No. 2 to Form S-3 filed July 16, 1999, File No. 333-77629)

     10(t)    Form of Warrant to Purchase  5,000  Shares of Common Stock of   *
              ITEC at $1.50 per share, dated March 5, 1999 between ITEC and Steve Tiritilli (Incorporated by reference to Exhibit 4.13 to Amendment No. 2 to Form S-3 filed July 16, 1999, File No. 333-77629)

     10(u)    Common Stock Purchase Agreement (Incorporated by reference to   *
              Exhibit 10.1 to the Company's Report on Form 10-Q for the period ended September 30, 1998)

     10(v)    Form of Subordinated Note Purchase Agreement (Incorporated by   *
              reference to Exhibit 10.2 to the Company's Report on Form 10-Q for the period ended September 30, 1998)

     10(w)    Registration  Rights Agreement  (Incorporated by reference to   *
              Exhibit 10.6 to the Company's Report on Form 10-Q for the period ended September 30, 1998)

     10(x)    Form   of   Convertible    Subordinated    Promissory    Note   *
              (Incorporated by reference to Exhibit 10.4 to the Company's Report on Form 10-Q for the period ended September 30, 1998)

     10(y)    Form  of  Common  Stock  Purchase  Warrant  (Incorporated  by   *
              reference to Exhibit 10.12 to the Company's Report on Form 10-Q for the period ended September 30, 1998)

     10(z)    Form  of  Common  Stock  Purchase  Warrant  (Incorporated  by   *
              reference to Exhibit 10.9 to the Company's Report on Form 10-Q for the period ended September 30, 1998)

     10(aa)   Form  of  Common  Stock  Purchase  Warrant  (Incorporated  by   *
              reference to Exhibit 10.5 to the Company's Report on Form 10-Q for the period ended September 30, 1998)

     10(ab)   Form of Warrant to Purchase  60,000 Shares of Common Stock of   *
              ITEC at $2.50 per share, dated June 23, 1998, between ITEC and Imperial Ban. (Incorporated by reference to Exhibit 4.40 to Amendment No. 2 to Form S-3 filed July 16, 1999, File No. 333-77629)

     10(ac)   Standard Industries/Commercial Single-Tenant Lease-Net, dated   *
              February 22, 1999 and addendum thereto, dated March 5, 1999, by and between Carmel Mountain #8 Associates, L.P. and ITEC (Incorporated by reference to Exhibit 10.10 to Form 10-Q for the period ended March 31, 1999)

     10(ad)   1999  Special   Compensation  Plan  for  certain   directors,   *
              officers and employees of the Company (Incorporated by reference to Form S-8, filed June 18, 1999)

     10(ae)   Form of Restated and Amended Common Stock  Purchase  Warrants   *
              relating to Exhibit 10(bt) above (Incorporated by reference to Form S-8, filed June 18, 1999)

     10(af)   Form of  Compensation  Agreement  relating to Exhibit  10(ad)   *
              above  (Incorporated by reference to Form S-8, filed June 18,
              1999)

     10(ag)   Consulting  Agreement  dated  July  1,  1999  between  Howard   *
              Schraub and the Company (Incorporated by reference to Form S-8, filed August 4, 1999)

     10(ah)   Consulting  Agreement dated July 1, 1999 between George Furla   *
              and the Company (Incorporated by reference to Form S-8, filed August 4, 1999)

     10(ai)   Consulting Agreement dated July 1, 1999 between Franz Herbert   *
              and the Company. (Incorporated by reference to Form S-8, filed August 4, 1999)

     10(aj)   Consulting  Agreement  dated July 1, 1999 between  Peter Benz   *
              and the Company (Incorporated by reference to Form S-8, filed September 22, 1999)

     10(ak)   Consulting  Agreement  dated  July 1,  1999  between  Richard   *
              Kaplan and the Company (Incorporated by reference to Form S-8, filed September 22, 1999)

     10(al)   Convertible  Note Purchase  Agreement dated December 12, 2000   *
              by and among certain Purchasers and the Company (Incorporated by reference to Form 8-K, filed January 19, 2001)

     10(am)   Settlement  Agreement  dated June 20, 2000  between  Imperial   **
              Bank and the Company

     10(an)   Agreement  and  Release  dated  March 1, 2001 among  American   **
              Industries, Inc., Ellison Carl Morgan, the Ellison Carl Morgan Revocable Trust, the 2030 Investors 401K and the 2030 Investors LLC, and Imaging Technologies, Inc. and Brian Bonar

     10(ao)   OEM  Agreement  dated  July 1,  1999 by and  between  Artifex   **
              Software Inc. and the Company

     10(ap)   First OEM  Amendment  dated  September 7, 1999 by and between   **
              Artifex Software Inc. and the Company

     10(aq)   Second OEM  Amendment  dated  October 25, 2000 by and between   **
              Artifex Software Inc. and the Company

     10(ar)   Share  Purchase  Agreement  dated  December  1,  2000  by and   **
              between ELB Group.com, LLC, Robert Marks, BET Trust, Carl Perkins, Eduadvantage.com, Inc., Brent H. Coeur-Barron, as escrow agent, and the Company

     10(as)   Convertible  Note Purchase  Agreement  dated July 26, 2001 by   *
              and between a certain Purchaser and the Company (Incorporated by reference to Form 8-K, filed August 2, 2001)


     10(at)   Convertible Note Purchase  Agreement dated September 21, 2001   **
              by and between Stonestreet Limited Partnership and the Company

     10(au)   Convertible  Promissory  Note dated September 21, 2001 issued   **
              by the Company to Stonestreet Limited Partnership

     10(av)   Registration Rights Agreement dated September 21, 2001 by and   **
              between Stonestreet Limited Partnership and the Company

     10(aw)   Stock Purchase Warrant dated September 21, 2001 issued by the   **
              Company to Stonestreet Limited Partnership

     10(ax)   Convertible Note Purchase Agreement dated November 7, 2001 by   *
              and between Stonestreet Limited Partnership and the Company (Incorporated by reference to Form 10-Q for the quarter ended December 31, 2001)

     10(ay)   Convertible  Promissory Note dated November 7, 2001 issued by   *
              the Company to Stonestreet Limited Partnership  (Incorporated
              by reference to Form 10-Q for the quarter ended  December 31,
              2001)

     10(az)   Registration  Rights  Agreement dated November 7, 2001 by and   *
              between Stonestreet Limited Partnership and the Company (Incorporated by reference to Form 10-Q for the quarter ended December 31, 2001)

     10(ba)   Stock  Purchase  Warrant dated November 7, 2001 issued by the   *
              Company to Stonestreet Limited Partnership (Incorporated by reference to Form 10-Q for the quarter ended December 31,
              2001)

     10(bb)   Securities  Purchase Agreement dated January 22, 2002 between   *
              by and between Bristol Investment Fund, Ltd. and the Company (Incorporated by reference to Form 10-Q for the quarter ended December 31, 2001)

     10(bc)   Secured  Convertible  Debenture dated January 22, 2002 issued   *
              by the Company to Bristol Investment Fund, Ltd. (Incorporated
              by reference to Form 10-Q for the quarter ended  December 31,
              2001)

     10(bd)   Registration  Rights  Agreement dated January 22, 2002 by and   *
              between  Bristol   Investment  Fund,  Ltd.  and  the  Company
              (Incorporated by reference to Form 10-Q for the quarter ended December 31, 2001)

     10(be)   Stock  Purchase  Warrant dated January 22, 2002 issued by the   *
              Company to Bristol Investment Fund, Ltd. (Incorporated by reference to Form 10-Q for the quarter ended December 31,
              2001)

     10(bf)   Security  Agreement  dated  January  22,  2002 by and between   *
              Bristol  Investment Fund, Ltd. and the Company  (Incorporated
              by reference to Form 10-Q for the quarter ended  December 31,
              2001)

     21       List  of  Subsidiaries  of  the  Company   (Incorporated   by   *
              reference to Form 10-K for the year ended June 30, 2001)


     23       Consent of Independent Accountants                              **

* Exhibit is incorporated by reference only and a copy is not included in this Form S-1 filing.

**   Filed herewith.


(B) FINANCIAL STATEMENT SCHEDULES

     Financial Statement Schedules have been omitted because they are not applicable or not required or the information required to be set forth therein is included in the financial statements or notes thereto.


ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, Delaware General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 3 to Form S-2 on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 2nd day of May 2002.


                                  IMAGING TECHNOLOGIES CORPORATION


                                  By: /s/ Brian Bonar
                                     -------------------------
                                     Brian Bonar
                                     Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Pre-Effective Amendment No. 3 to Form S-2 on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.



                                  By: /s/ Brian Bonar
                                     -------------------------
                                     Name:   Brian Bonar
                                     Title:  Acting Chief Financial Officer
                                     Date:   May 2, 2002


                                  By: /s/ Brian Bonar
                                     -------------------------
                                     Name:   Brian Bonar
                                     Title:  Acting Principal Accounting Officer
                                     Date:   May 2, 2002


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Brian Bonar and Philip J. Englund, and each of them acting individually, as his attorney-in-fact, each with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


        Signature                   Title


        *                   Chief Executive Officer           May 2, 2002
-------------------             and Director
Brian Bonar              (Principal Executive Officer)

        *
-------------------                Director                   May 2, 2002
Robert A. Dietrich

        *
-------------------                Director                   May 2, 2002
Eric W. Gaer

        *
-------------------                Director                   May 2, 2002
Richard H. Green

        *
-------------------                Director                   May 2, 2002
Stephen J. Fryer


*By: Brian Bonar
     Attorney-in-fact